EXHIBIT 10.1
LIMITED LIABILITY COMPANY OWNERSHIP INTEREST
PURCHASE AGREEMENT
BY AND AMONG
ARCADIA RESOURCES, INC.
(“ARCADIA” or “BUYER”),
PRAIRIESTONE PHARMACY, LLC
(“COMPANY”)
AND
AMERISOURCEBERGEN DRUG CORPORATION,
LUNDS, INC,
LFHI RX, LLC,
MARVIN R. RICHARDSON,
JOHN J. BRADY,
&
LEWIS P. ZEIDNER
(“SELLERS”)
January 28, 2007

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v

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11.19 Counterparts/Facsimile Signatures	63
11.20 Attorney-Client Privilege	63

LIMITED LIABILITY COMPANY OWNERSHIP INTEREST
PURCHASE AGREEMENT
     THIS LIMITED LIABILITY COMPANY OWNERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 28th day of January, 2007, by and among Arcadia Resources, Inc., a Nevada Corporation (“Arcadia” or “Buyer”), PrairieStone Pharmacy, LLC, a Delaware limited liability company (“Company”), and AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), Lunds, Inc., a Minnesota corporation (“Lunds”), LFHI Rx, LLC, a Minnesota limited liability company (“Lunds Rx”), Marvin R. Richardson, a Minnesota resident (“Richardson”), John J. Brady, an Indiana resident (“Brady”) and Lewis P. Zeidner, a Minnesota resident (“Zeidner”). ABDC, Lunds, Lunds Rx, Richardson, Brady and Zeidner are each individually referred to herein as a “Seller” and collectively and jointly and severally referred to herein as the “Sellers”. ABDC, Lunds, Lunds Rx, and Zeidner are collectively referred to herein as the “Non Executive Sellers”. Richardson and Brady are collectively referred to herein as the “Executive Sellers”. Certain other capitalized terms used herein are defined in Article X and throughout this Agreement.
RECITALS :
     A. The Company and the Subsidiaries are engaged in the business of managing a network of retail drug pharmacy businesses in the states of Minnesota and Michigan under the banner name of “PrairieStone Pharmacy” (the “Business”).
     B. The Sellers are the owners of all the issued and outstanding units, ownership interests and other equity securities of the Company (the “Units”).
     C. Sellers desire to sell and Buyer desires to purchase all of the Units upon the terms and subject to the conditions, representations, warranties and covenants contained in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual promises representations, warranties and covenants herein contained, the parties agree as follows:
ARTICLE I
SALE AND TRANSFER OF UNITS; CLOSING
     1.1 Sale and Purchase of Units. Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers will sell, convey, assign, transfer and deliver the Units free and clear of any Encumbrances, to Buyer, and Buyer will purchase the Units from Sellers.
     1.2 Purchase Price. The “Purchase Price” for the Units shall be equal to the sum of the “Closing Date Consideration,” the “Price Adjustment,” if any, the “Anniversary Date Consideration,” if any, and the “Earn Out Consideration,” if any. The Purchase Price shall be allocated among the Sellers in the manner set forth in Schedule 1.2. The parties agree that no fractional shares will be issued under the terms hereof and the number of Arcadia Shares will be rounded up to the nearest whole share. In the event of changes in the outstanding Common Stock of Arcadia, after the date of this Agreement and prior to the Closing by reason of a “Capital Adjustment”, the number of Arcadia shares and the “Ceiling Price” shall be adjusted by Buyer consistent with such Capital Adjustment.
     1.3 Definitions. The following defined terms are used to describe the calculation of the component parts of the Purchase Price:
     1.3.1 “Anniversary Date” shall mean the first business day one calendar year after Closing.
     1.3.2 “Anniversary Date Price” shall mean the average closing price per Arcadia Share for each of the last ten (10) trading days prior to the Anniversary Date.
     1.3.3 “Arcadia Shares” shall mean shares of Common Stock in Arcadia Resources, Inc.
     1.3.4 “Capital Adjustment” shall mean any stock dividend, stock split, reverse stock split, reorganization, recapitalization, merger, consolidation, liquidation, separation, combination or exchange of stock, change in Arcadia’s business structure or sale or transfer of all or any part of Arcadia’s business or assets.
     1.3.5 “Ceiling Price” shall mean $2.50 per share of Arcadia Common Stock unless modified by a Capital Adjustment.
     1.3.6 “Closing Date Price” shall mean the average closing price per Arcadia Share for each of the last ten (10) trading days prior to the Closing.
     1.3.7 “Closing Date Shares” shall mean the shares constituting the Closing Date Consideration.
     1.3.8 “Interim Sale Price” shall mean the average price at which each Seller has sold any of his/its Closing Date Shares prior to the Anniversary Date.
     1.4 Closing Date Consideration. The Closing Date Consideration shall be the lesser of (i) eight million (8,000,000) Arcadia Shares, and (ii) that number of Arcadia Shares arrived at by dividing Twenty Million Dollars ($20,000,000) by the Closing Date Price. The Closing Date Consideration shall be paid by Arcadia to Sellers at Closing in the manner described in Section 1.8 below.
     1.5 Price Adjustment. If the Closing Date Price exceeds the Ceiling Price, there shall be no Price Adjustment. In all other circumstances, the Price Adjustment shall be an amount equal to six percent (6%) of the difference between the Ceiling Price and the Closing Date Price. The Price Adjustment shall be paid by Arcadia to Sellers within ten (10) days of the Anniversary Date. Arcadia may pay the Price Adjustment in cash or Arcadia Shares (valued at the Anniversary Date Price), at Arcadia’s discretion.
     1.6 Anniversary Date Consideration. If the Anniversary Date Price exceeds the Ceiling Price, there shall be no Anniversary Date Consideration. In all other circumstances, the Anniversary Date Consideration per Arcadia Share shall be the amount by which the Ceiling Price per

Arcadia Share exceeds the greatest of (i) the Closing Date Price, (ii) the Anniversary Date Price, or (iii) the Interim Sale Price per Arcadia Share. The Anniversary Date Consideration, if any, due to each Seller, shall be paid by Arcadia to each Seller within ten (10) days of the Anniversary Date. Arcadia may pay the Anniversary Date Consideration in cash or Arcadia Shares (valued at the Anniversary Date Price), at Arcadia’s discretion. The Anniversary Date Consideration, if any, due to each Seller shall be calculated as described below (examples of the Anniversary Date Consideration calculation are set forth in Schedule 1.6 for illustration purposes).
     1.6.1 For each Closing Date Share that a Seller has not sold prior to the Anniversary Date, the Anniversary Date Consideration due to the Seller shall be calculated as follows:
     (a) If the Anniversary Date Price is equal to or greater than the Ceiling Price, then no Anniversary Date Consideration shall be due.
     (b) If the Anniversary Date Price is less than the Ceiling Price and less than or equal to the Closing Date Price, then the Anniversary Date Consideration due shall be an amount equal to the difference between the Closing Date Price and the Ceiling Price.
     (c) If the Anniversary Date Price is less than the Ceiling Price and greater than the Closing Date Price, then the Anniversary Date Consideration due shall be an amount equal to the difference between the Anniversary Date Price and the Ceiling Price.
     1.6.2 For all of the Closing Date Shares (collectively) that a Seller has sold prior to the Anniversary Date, the Anniversary Date Consideration due to the Seller shall be calculated as follows:
     (a) If the Anniversary Date Price is equal to or greater than the Ceiling Price, then no Anniversary Date Consideration shall be due.
     (b) If the Interim Sale Price is equal to or greater than the Ceiling Price, then no Anniversary Date Consideration shall be due.
     (c) If the Interim Sale Price is less than the Ceiling Price, then the Anniversary Date Consideration due shall be an amount equal to the least of (i) the difference between the Interim Sale Price and the Ceiling Price, or (ii) the difference between the Closing Date Price and the Ceiling Price, or (iii) the difference between the Anniversary Date Price and the Ceiling Price.
     1.7 Earn-Out Consideration. For purposes of this Agreement, the Earn-Out Consideration, if any, shall be calculated and determined as follows:
     1.7.1 In the case of the first full twelve (12) month period following the Closing Date (the “First Twelve Month Period”), provided that the Acquired Companies’ Annual EBITDA (as hereinafter defined) for such First Twelve Month Period exceeds One Million Five Hundred Thousand Dollars ($1,500,000), the Earn-Out Consideration,

payable to the Sellers by the Buyer shall be the product of (A) and (B), where (A) is twenty-five percent (25%) and (B) is the Acquired Companies’ Annual EBITDA for such First Twelve Month Period. Notwithstanding anything contained herein to the contrary, if the Acquired Companies Annual EBITDA for the First Twelve Month Period does not exceed One Million Five Hundred Thousand Dollars ($1,500,000), no Earn-Out Consideration shall be required to be paid by the Company to the Sellers under this Section 1.7.1.
     1.7.2 In the case of the second full twelve (12) month period following the Closing Date (the “Second Twelve Month Period”), the Earn-Out Consideration, if any, payable to the Sellers by the Buyer shall be the product of (A) and (B), where (A) is twenty percent (20%) and (B) is the excess, if any, of the Acquired Companies’ Annual EBITDA for such Second Twelve Month Period over the Acquired Companies’ Annual EBITDA for the First Twelve Month Period. Notwithstanding anything contained herein to the contrary, if the Acquired Companies Annual EBITDA for the Second Twelve Month Period does not exceed Eighteen Million Dollars ($18,000,000), no Earn-Out Consideration shall be required to be paid by Buyer to the Sellers under this Section 1.7.2.
     1.7.3 For purposes of this Agreement, the Annual EBITDA of the Acquired Companies for any applicable twelve month period shall mean the net income of the Acquired Companies for such twelve month period prior to deducting any tax expense, interest expense, depreciation expense and amortization expense determined in accordance with GAAP, and excluding the effect of (a) any gain or loss resulting from any sale, exchange or other disposition of assets other than in the Ordinary Course of Business, (b) any gain or loss on discontinued operations, extraordinary items or cumulative effect of an accounting change, (c) any gain, loss, income or expense resulting from a change in Buyer’s or Acquired Companies’ accounting methods, principles or practices or a change in GAAP following the Closing. and (d) any write-off of an account receivable that is not older than one hundred and twenty (120) days from the date that such account receivable was first created. The net income and Annual EBITDA of the Acquired Companies’ shall be determined within one hundred and twenty (120) days (the “Annual EBITDA Determination Date”) following the end of the applicable twelve month period for which the net income and Annual EBITDA is to be determined, by an independent public accounting firm selected by the Buyer.
     1.7.4 Whether or not any Earn-Out Consideration for an applicable twelve month period is required to be paid by Buyer to Sellers, Buyer shall provide Sellers with written notice (the “Earn-Out Notice”) of the Acquired Companies determination of the Acquired Companies Annual EBITDA and Earn-Out Consideration payable to Sellers, if any, on or before the Annual EBITDA Determination Date.
     1.7.5 If Sellers dispute the amount of the Earn-Out Consideration as set forth in the Earn-Out Notice, Sellers shall deliver a written notice stating the disagreement (the “Earn-Out Dispute Notice”) to Buyer within sixty (60) days after receipt of the Earn-Out Notice, which notice shall also entitle Sellers to examine Buyer’s books of account and records which relate to the Acquired Companies’, but only such books and records which are necessary for making a determination as to the amount, if any, of the Earn-Out

Consideration. Buyer will give Sellers access to such books and records during at least the 60 day period following receipt of the Earn-Out Dispute Notice. If, after such examination, Sellers disagree with the determination as to the amount of the Earn-Out Consideration, Sellers shall notify Buyer in writing (the “Follow-On Earnout Dispute Notice”) within sixty (60) days after completion of its examination of Buyer’s books and records as to the specifics of the disagreement and the Parties shall seek in good faith to resolve their differences with respect to the Earn-Out Consideration. If the Parties are unable to reach a resolution within thirty (30) days after the date of delivery of the Follow-On Earn-Out Dispute Notice, they shall submit the disputed matter for resolution to an accounting firm agreed upon by the Sellers and Buyer (the “Resolving Firm”). If Buyer and Sellers are unable to agree upon the Resolving Firm, Buyer and Sellers shall each select an accountant and the two so selected shall select an independent public accounting firm to serve as the Resolving Firm. The Parties shall use all reasonable efforts to cause the Resolving Firm to render a decision resolving the matters submitted to it within ninety (90) days following submission. Buyer and Seller shall each have the opportunity to make a written submission in support of its position and a second written submission in response to the other’s submission. The Resolving Firm shall make its decision, taking into account the submissions but being bound by GAAP and the provisions of this Agreement. The Resolving Firm’s final determination may not be outside of the range established by the Parties’ submissions. Judgment may be entered upon the determination of such firm in any court having jurisdiction over the Party against which such determination is to be enforced. One-half of the fees and expenses of the Resolving Firm shall be paid by Sellers and one-half by Buyer. If Sellers do not deliver (i) an Earn-Out Dispute Notice to Buyer within sixty (60) days after receiving the Earn-Out Notice; or (ii) a Follow-On Earn-Out Dispute Notice (A) within sixty (60) days after completing its examination of Buyer’s books and records or (B) one hundred (120) days after the date of the Earn-Out Dispute Notice, whichever is earlier, then the Earn-Out Consideration amount set forth in the Earn-Out Notice shall become final and binding upon the Parties. The Acquired Companies shall not purchase or otherwise pay for any materials, data, or services from the Buyer or any of its Affiliates at a price in excess of fair market value, nor sell any of such items to the Buyer or any of its Affiliates at prices less than fair market value. The Acquired Companies shall be allowed to purchase any materials, data, or services without restriction on the open market. In addition, for purposes of calculating the Earn-Out Consideration, in no event shall Acquired Companies be charged or deemed to be charged with any portion of the general overhead or costs of Buyer or Buyer’s Affiliates or any fee for management services supplied by the Buyer or Buyer’s Affiliates.
     1.7.6 The Acquired Companies shall not purchase or otherwise pay for any materials, data, or services from the Buyer or any of its Affiliates at a price in excess of fair market value, nor sell any of such items to the Buyer or any of its Affiliates at prices less than fair market value. The Acquired Companies shall be allowed to purchase any materials, data, or services without restriction on the open market. In addition, for purposes of calculating the Earn-Out Consideration, in no event shall the Acquired Companies be charged or deemed to be charged with any portion of the general overhead or costs of Buyer or Buyer’s Affiliates or any fee for management services supplied by the Buyer or Buyer’s Affiliates. Further, Arcadia agrees that during the period following the Closing and through the end of the Second Twelve Month Period (the “Earn Out Period”),

the business of the Acquired Companies shall be operated in a reasonable commercial manner. Neither Buyer nor any of its Affiliates, including the Acquired Companies, will provide any incentives in the employment and/or compensation of the Executive Sellers which would be inconsistent with their reasonably managing the business of the Acquired Companies to maximize the Earn-Out Consideration in the First and Second Twelve Month Periods. Further, if at any time during the Earn Out Period, both of the Executive Sellers are no longer employed by the Acquired Company, Arcadia shall obtain the prior approval of the Sellers Committee before Arcadia takes any action with respect to the Acquired Company that would have a Material Adverse Effect on the EBITDA of the Acquired Company for either the First Twelve Month Period or Second Twelve Month Period.
     1.8 Payment of Purchase Price. The Purchase Price shall be payable, as follows:
     1.8.1 Non Executive Sellers Closing Date Consideration. All of the Arcadia Shares to be issued to the Non Executive Sellers in satisfaction of the Closing Date Consideration, shall be delivered by Arcadia at the Closing or, in the alternative, Arcadia shall deliver an irrevocable transfer agent instruction for the Arcadia Shares to be issued and delivered and the certificates for such Arcadia Shares shall be delivered to the Non- Executive Sellers within seven (7) days following Closing.
     1.8.2 Executive Sellers Closing Date Consideration. All of the Arcadia Shares, except any shares needed for the Holdback Account (as hereinafter defined), to be issued to the Executive Sellers in satisfaction of the Closing Date Consideration, shall be delivered to the Executive Sellers by Arcadia at the Closing or, in the alternative, Arcadia shall deliver an irrevocable transfer agent instruction for such Arcadia Shares to be issued and delivered and the certificates for such Arcadia Shares shall be delivered to the Executive Sellers within seven (7) days following Closing. Any shares needed for the Holdback Account at Closing shall be issued by Arcadia but shall not be delivered to the Executive Sellers and instead shall be held by Arcadia in escrow subject to the following provisions:
     (a) Definitions. The following defined terms are used to describe matters related to the Holdback Account:
     “Holdback Account” shall mean an account consisting of two parts: the “True Up Value” and the “Holdback Shares Value.” The Holdback Account will have a total value of $1,500,000 at Closing and upon each Quarterly Adjustment.
     “Holdback Shares” shall mean the Executive Sellers’ Closing Date Shares, if any, that are held in the Holdback Account.
     “Holdback Shares Value” shall mean the value of the Arcadia Shares held in the Holdback Account, and shall be equal to the product of the number of such shares multiplied by the Ceiling Price.

     “Quarterly Adjustments” shall mean adjustments made within ten (10) days after each Quarterly Date to the number of Holdback Shares dependent upon the Quarterly Date Price.
     “Quarterly Date” shall mean the dates ninety (90), one hundred eighty (180), two hundred seventy (270) and three hundred sixty five (365) days after the Closing.
     “Quarterly Date Price” shall mean shall mean the greater of (i) the Closing Date Price, or (ii) the average closing price per Arcadia Share for each of the last ten (10) trading days prior to the Quarterly Date.
     “True Up Value,” as of Closing, shall be equal to the product of the Executive Sellers’ Closing Date Shares multiplied by the difference between the Ceiling Price and the Closing Date Price. “True Up Value,” as of each Quarterly Adjustment shall be equal to the product of the Executive Sellers’ Closing Date Shares multiplied by the difference between the Ceiling Price and the Quarterly Date Price. “True Up Value” after the Anniversary Date shall be zero.
     (b) Allocation of Holdback Account. Two thirds (2/3) of the Holdback Account shall be withheld from Richardson’s distribution and Richardson shall be responsible for, and the beneficiary of any Quarterly Adjustments made with respect to that portion of the Holdback Account. One-third (1/3) of the Holdback Account shall be withheld from Brady’s distribution and Brady shall be responsible for, and the beneficiary of any Quarterly Adjustments made with respect to that portion of the Holdback Account.
     (c) Holdback Share Rights. The Holdback Shares shall be held by Arcadia for the purpose of satisfying any indemnity claim against the Executive Sellers subject to the dispute resolution provision of this Agreement, or distributed by Arcadia to the Executive Sellers upon the resolution of any dispute in accordance with this Agreement. Any dividends or distributions paid on or with respect to the Holdback Shares, while such shares are held in escrow shall be paid to the Executive Sellers. Executive Sellers shall have the right to vote all Arcadia Shares held in escrow by Arcadia as Holdback Shares.
     (d) Creating the Holdback Account. The Holdback Account shall be established at Closing. The Holdback Account will first be credited with a sum equal to the True Up Value. If, but only if, the True Up Value at Closing is less than $1,500,000, the Executive Sellers will deposit into the Holdback Account Arcadia Shares with a Holdback Shares Value sufficient to bring the Holdback Account balance to $1,500,000.
     (e) Quarterly Adjustments. Within ten (10) days after each Quarterly Date, Arcadia and the Executive Sellers will adjust the number of Holdback Shares being held in the Holdback Account such that the total of the True Up Value and the Holdback Shares Value will be $1,500,000. If the balance is less than $1,500,000 as of the Quarterly Date, additional Arcadia Shares will be deposited by the Executive Sellers. If the balance is greater than $1,500,000 as of the Quarterly Date, Arcadia will release Holdback Shares from the Holdback Account to the Executive Sellers.
     (f) Release of Holdback Shares to the Executive Sellers. The Holdback Shares shall be released from escrow by Arcadia to the Executive Sellers no later than June 30, 2009, if, but only if, the Annual EBITDA for the fiscal year ending March 31, 2009 equals or exceeds $10,000,000. If the Annual EBITDA for the fiscal year ending March 31, 2009 does not equal or exceed $10,000,000, then fifty (50%) percent of the Holdback Shares shall be released within ninety (90) days following the end of the first fiscal quarter after the fiscal year ending March 31, 2009, when the Acquired Companies achieve $10,000,000 dollars of annualized Annual EBITDA for such quarter, and the remaining balance of the Holdback Shares shall be released within ninety (90) days following the end of the second fiscal quarter after the fiscal year ending March 31, 2009, when the Acquired Companies achieve $10,000,000 dollars of annualized Annual EBITDA for such quarter. Notwithstanding the forgoing, if the Acquired Companies annualized Annual EBITDA has not reached $10,000,000 in or before the quarter ending March 31, 2010, the Holdback Shares shall be released from escrow to Arcadia and cancelled.
     1.8.3 The Earn-Out Consideration, if any, payable to the Sellers by the Company, shall be paid, at the option of Arcadia, in cash or via the issuance of Arcadia Shares, within ten (10) days following the date that the Earn-Out Consideration amount set forth in the Earn-Out Notice becomes final and binding upon the Parties in accordance with Section 1.7.5 of this Agreement. If the Earn-Out Consideration is to be paid with Arcadia Shares, the number of Arcadia Shares to be delivered to Sellers to satisfy the Earn-Out Consideration amount shall be determined based upon the average closing price per share for each of the last ten (10) trading days prior to the end of the First Twelve Month Period or Second Twelve Month Period, as applicable. The Arcadia Shares to be issued, if any, to satisfy the Earn-Out Consideration amount, if any, payable to the Sellers by Arcadia shall be subject to reduction and setoff by Buyer for any indemnification obligations of the Sellers with respect to Damages under this Agreement, subject to the dispute resolution provision of this Agreement.
     1.8.4 The Sellers and Buyer agree that notwithstanding anything contained within this Agreement to the contrary, under no circumstances shall Buyer be required to issue Arcadia Shares to the Sellers under the terms of this Agreement, which would constitute more than twenty (20%) percent of all of the issued and outstanding Arcadia Shares as of the Closing Date (the “Arcadia Share Maximum”) and therefore, the Sellers and Buyer agree that:
     (a) The number of Arcadia Shares to be issued to the Sellers, if any, in satisfaction of the Anniversary Date Consideration, shall not, when added to the number of Arcadia Shares issued to the Sellers in satisfaction of the Closing Date

Consideration and Term Note Payoff Shares (as hereinafter defined), exceed the Arcadia Share Maximum, and to the extent that the application of the restriction in this Section 1.8.4(a) results in a shortfall in the satisfaction of the Anniversary Date Consideration, Arcadia shall satisfy such shortfall with the payment of cash, payable in accordance with the terms of this Agreement.
     (b) The number of Arcadia Shares to be issued to the Sellers, if any, in satisfaction of the Earn-Out Consideration, shall not, when added to the number of Arcadia Shares issued to the Sellers in satisfaction of the Closing Date Consideration, Term Note Payoff Shares (as hereinafter defined) and Anniversary Date Consideration, exceed the Arcadia Share Maximum, and to the extent that the application of the restriction in this Section 1.8.4(b) results in a shortfall in the satisfaction of the Earn-Out Consideration, Arcadia shall satisfy such shortfall with the payment of cash, payable in accordance with the terms of this Agreement.
     1.9 Uncollected Accounts Receivable. The Sellers jointly and severally agree that in the event that for any reason whatsoever the Company shall not collect the full face amount of each Account Receivable included in the Company Assets less the reserve for uncollected Accounts Receivable set forth in the Interim Financial Statements, within one-hundred and twenty (120) days following the date such Accounts Receivable was first created (collectively the “Delinquent Accounts Receivable”), at the option of the Buyer, the Sellers shall, following the request of the Buyer from time to time, jointly and severally reimburse and indemnify the Buyer for the uncollected portion thereof. Upon such payment, Sellers may request that the Company assign the uncollected Delinquent Accounts Receivable to Sellers. The rights of the Buyer under this Section are elective and in addition to all other rights and remedies of Buyer. For purposes of this Section 1.9, all payments received by the Company on any Accounts Receivable shall be applied by the Company either as designated by the payor or to the specific Accounts Receivable to which such payment applies, and otherwise to the oldest Accounts Receivable of the payor.
     1.10 Closing. Unless this Agreement is terminated pursuant to Section 1.10, the closing for the purchase and sale (the “Closing”) provided for in this Agreement will take place at 10:00 a.m. (local time) on (a) the later of (i) February ___, 2007, (assuming all conditions precedent set forth in Articles VI and VII have been satisfied or waived), and (ii) the date that is one business day following the date on which all the conditions precedent set forth in Articles VI and VII have been satisfied or waived, or (b) at such other time and place as the parties may mutually agree. Subject to the provisions of Article VIII, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.10 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     1.11 Closing Obligations. At the Closing:
     1.11.1 Sellers will deliver the following to Buyer (collectively the “Sellers’ Closing Documents”):

     (a) Assignments, in accordance with the terms of this Agreement, assigning all of Sellers’ right, title and interest in and to the Units;
     (b) Releases in the form of Exhibit 1.11.1(b)(1) and (b)(2) executed by the Executive Sellers indicating that each Executive Seller shall release the Acquired Companies from any and all claims, liabilities or obligations as set forth in such release (collectively “Executive Sellers’ Releases”);
     (c) Release in the form of Exhibit 1.11.1(c) executed by ABDC indicating that ABDC shall release the Acquired Companies from any and all claims, liabilities or obligations as set forth in the release (collectively “ABDC Release”);
     (d) Release in the form of Exhibit 1.11.1(d) executed by Lunds indicating that Lunds shall release the Acquired Companies from any and all claims, liabilities or obligations as set forth in the release (collectively “Lunds Release”);
     (e) Release in the form of Exhibit 1.11.1(e) executed by Lunds Rx indicating that Lunds Rx shall release the Acquired Companies from any and all claims, liabilities or obligations as set forth in the release (collectively “Lunds Rx Release”);
     (f) Release in the form of Exhibit 1.11.1(f) executed by Zeidner indicating that Zeidner shall release the Acquired Companies from any and all claims, liabilities or obligations as set forth in the release (collectively “Zeidner Release”);
     (g) Noncompetition agreements in the form of Exhibit 1.11.1(g), executed by Lunds (the “Lunds Noncompetition Agreement”);
     (h) Noncompetition agreements in the form of Exhibit 1.11.1(h), executed by ABDC (the “ABDC Noncompetition Agreement”);
     (i) All of the documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request;
     (j) A certificate executed by Sellers representing and warranting to Buyer that each of Sellers’ representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;
     (k) The Consents;
     (l) The resignations of each Seller or Seller representative as an officer and/or director of any Acquired Company, as applicable;
     (m) Employment Agreements with the Company to be executed by the Executive Sellers in the form of Exhibit 1.11.1(m)(1) and (m)(2) (the “Employment Agreements”);

     (n) The originals of any and all Organizational Documents for the Acquired Companies;
     (o) Legal opinions from each of Sellers’ Counsel in the form of Exhibit 1.11.1(o); and
     (p) A legal opinion from Counsel to the Acquired Companies in the form of Exhibit 1.11.1(p).
     1.11.2 Buyer will deliver the following to Sellers (collectively the “Buyer’s Closing Documents”):
     (a) A copy of the irrevocable stock transfer instructions relating to the issuance of the Arcadia Shares, together with evidence that such instructions have been delivered to the transfer agent;
     (b) A legal opinion from Buyer’s counsel in the from of Exhibit 1.11.2(b)(1) and (b)(2);
     (c) A certificate executed by Buyer representing and warranting to Sellers that each of Buyer’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and
     (d) The Registration Rights Agreement in the form of Exhibit 1.11.2(d) to be entered into with the Sellers at Closing.
     1.12 Payoff of ABDC Term Note. ABDC, the Company and Buyer, agree that the ABDC Term Note and related ABDC Loan and Security Agreement dated September 30, 2005, in the principal balance of three million seven hundred and fifty thousand ($3,750,000) dollars (the “Principal Balance”) shall be paid off in full with shares of Arcadia common stock, the number of which shall be determined by dividing the Principal Balance by ninety (90%) percent of the Closing Date Average Share Price for a share of Arcadia Common stock. Such shares shall be issued by Arcadia and delivered to ABDC at the Closing or in the alternative, Arcadia shall deliver an irrevocable transfer agent instruction for the Arcadia Shares to be issued and delivered and the certificates for such Arcadia Shares shall be delivered to ABDC within seven (7) days following Closing. The number of Arcadia Shares to issued and delivered to ABDC in satisfaction of the Principal Balance shall be referred to herein as the “Term Note Payoff Shares”. The Company further agrees that any accrued unpaid interest due on the Principal Balance as of the Closing Date shall be paid in full at Closing by the Company to ABDC.
     1.13 Sale of Arcadia Shares by Executive Sellers’ to Satisfy Tax Obligations. The estimate of the Executive Sellers’ calendar year 2007 tax liability resulting from the sale of their Units in the Company to Arcadia is two million two hundred thousand ($2,200,000) dollars (the “Executive Sellers Tax Liability”). The number of Arcadia Shares that will need to be collectively sold by the Executive Sellers following the Closing in order for the Executive Sellers to satisfy the Executive Sellers Tax Liability shall be determined by dividing the Executive Sellers Tax Liability by the closing price per Arcadia Share as of the Closing Date (the “Tax Liability Shares”). During the thirty (30) day period (the “Private Sale Period”) following the date upon which the Registration Statement is declared effective by the Securities and Exchange Commission, Arcadia will use reasonable commercial efforts to assist the Executive Sellers with finding a private sale buyer for the Executive Sellers’ Tax Liability Shares (the “Private Sale Transaction”). To the extent that during the Private Sale Period a Private Sale Transaction does not occur or less than all of the Executive Sellers’ Tax Liability Shares are sold, the Executive Sellers will be free for a period of 60 days (“Market Sale Period”) to sell in market sales (the “Market Sale Transactions”), any remaining Tax Liability Shares. At the end of the Market Sale Period, if the net proceeds to the Executive Sellers from the Private Sale Transaction and any Market Sale Transactions is less than the Executive Sellers Tax Liability, in exchange for any remaining Tax Liability Shares Arcadia shall either (i) distribute cash to the Executive Sellers sufficient to satisfy the outstanding balance of the Executive Sellers Tax Liability, or (ii) distribute Arcadia Shares to the Executive Sellers with a then-current market value sufficient to satisfy the outstanding balance of the Executive Sellers Tax Liability (“Additional Shares”).
     The sale of the Tax Liability Shares by the Executive Sellers shall not be subject to the restrictions of Section 1.14 of this Agreement and shall not impact any other Seller’s rights under Section 1.14. Any Additional Shares released to the Executive Sellers under this Section 1.13 shall be subject to the restrictions of Section 1.14. Any Arcadia Shares sold by the Executive Sellers pursuant to this Section 1.13 will be treated as sales prior to the Anniversary Date for the purpose of calculating the Anniversary Date Consideration under Section 1.6 of this Agreement.
     1.14 Controlled Sales of Arcadia Shares by Sellers. Except for the sales provided for under Section 1.13 of this Agreement, the following restrictions shall apply with regard to the sale of any Arcadia Shares by the Sellers:
     1.14.1 During the two (2) year period following the Closing, the Sellers, when taken as a group and viewed collectively, agree that they will not publicly sell or otherwise privately sell, gift, transfer, exchange, dividend, or distribute in any one day more than the “Sellers Total Daily Limit” of Arcadia Shares. Notwithstanding the foregoing private sales, gifts transfers, exchanges, dividends or distributions shall not be subject to the restrictions contained in this Section 1.14, provided the recipient, transferee, or assignee of the Arcadia Shares enters into an agreement with Arcadia agreeing to be bound to all of the terms and conditions of this Section 1.14, and any subsequent sale, gift, transfer, exchange, dividend or distribution of such Arcadia Shares by such recipient, transferee or assignee shall be aggregated with all other sales of Arcadia Shares by the Sellers for purposes of determining if the Sellers Total Daily Limit is exceeded. For avoidance of doubt, a public sale means a sale effected through a securities exchange or NASDAQ, or otherwise in a Broker’s Transaction as defined in Rule 144 under the Securities Act of 1933. The Sellers Total Daily Limit shall mean the greater of (i) 25,000 or (ii) during the first year following the Closing, twenty percent (20%) of the average daily trading volume of Arcadia Common Stock during the five trading days preceding the day of sale, and during the second year following the Closing, thirty percent (30%) of the average daily trading volume of Arcadia Common Stock during the five trading days preceding the day of sale. For purposes of determining how many Arcadia Shares of the Sellers Total Daily Limit may be sold by any one Seller, it shall be his or its respective pro-rata share of such Sellers’ Total Daily Limit, which shall be determined based upon such Sellers ownership percentage in the Company as of the date of this Agreement. Any

Seller shall be free to use another Seller’s portion of the Sellers Daily Limit if the other Seller confirms that it will not be selling Arcadia Shares on a particular day. Notwithstanding the foregoing, any Seller shall be entitled to sell a minimum of 2,000 shares of Arcadia Shares on any given day, regardless of the number of Arcadia Shares sold by any other Seller. The Sellers further agree, that at all times prior to the Anniversary Date, the Sellers shall not sell any Arcadia Shares on a short basis. The previous sentence shall not be construed to prevent any Seller from entering into an “equity collar” or “equity floor” arrangement, as those terms are generally understood by financial institutions.
     1.14.2 If any Seller desire to sell more than the Sellers Total Daily Limit in any given day or any Seller desires to sell more than such Seller’s pro rata share of the Sellers Total Daily Limit, they shall provide Arcadia with reasonable advanced written notice of such desire, and Arcadia shall work with such Seller or Sellers to accomplish such sales so as to not adversely impact the price of the Arcadia Shares of stock.
     1.15 Existing AutoMed Agreement. AutoMed Technologies, Inc. (“AutoMed”), an affiliate of ABDC, and the Company are parties to a certain Master Purchase and License Agreement dated March 22, 2004 (the “Master Agreement”), as amended by an Amendment to Master Purchase and License Agreement dated September 30, 2005 (the “Amendment”), an Addendum to Equipment Purchase and License Agreement dated May 16, 2006 and by an Addendum to Equipment Purchase and License Agreement dated October 18, 2006 (the Master Agreement, Amendment and the two Addenda are collectively referred to as the “Existing AutoMed Agreement”). With respect to the Existing AutoMed Agreement and matters related to AutoMed products and services in the future, the parties (including ABDC, acting on behalf of AutoMed) hereby agree as follows:
     1.15.1 All obligations of AutoMed to provide guarantees and preferential pricing and terms to the Company pursuant to Existing AutoMed Agreement shall terminate as of the Closing Date;
     1.15.2 AutoMed hereby commits that with respect to the Company and each PrairieStone Customer that elects to purchase or lease AutoMed products, AutoMed will sell or lease such products at prices which will not exceed the Federal Supply Schedule (“FSS”) price then in effect, provided that:
     (a) No less than ninety percent (90%) of all pharmacies with whom the Company contracts for design and workflow services (each a “PrairieStone Customer”) shall purchase or lease AutoMed automation equipment,
     (b) The Company, or such PrairieStone Customer, as the case may be enters into and remains in compliance with the terms of the Prime Vendor Agreement entered into with ABDC ( including the obligations to use ABDC as its primary vendor),
     (c) The Company, or such PrairieStone Customer, as the case may be, enters into and remains in compliance with a definitive agreement with respect to the purchase or lease of AutoMed products which is consistent, in all material respects, with AutoMed’s standard terms and conditions.
     (d) The Company and Arcadia shall remain in compliance with any and all obligations under any agreements with ABDC and its affiliates, including AutoMed.
     1.15.3 The obligations of the parties contained in this Section 1.15 shall commence on the Closing Date and continue until September 30, 2010, subject to earlier termination upon the first to occur of the following: (a) termination of the Prime Vendor Agreement and (b) termination of the Loan Agreement described in Section 4.5, provided that the provisions of 1.15.1 shall not terminate.
     1.16 Purchase Price Allocation. As soon as reasonably practicable following the Closing but in no event later than Ninety (90) days following closing, Buyer shall submit to the Sellers for their review and approval (which approval shall not be unreasonably withheld) a proposed allocation of the Purchase Price among the assets and liabilities of the Acquired Companies (the “Proposed Allocation”). If the Sellers do not approve the Proposed Allocation, Buyer and Sellers shall work together in good faith to resolve any disagreement and jointly approve of the Purchase Price Allocation (the “Approved Allocation”) After the Closing, the parties shall make consistent use of the Approved Allocation for tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, and no such filings, declarations or reports shall be made until the Purchase Price allocation has been approved by the Sellers and Buyer.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
     As a material inducement to Buyer entering into this Agreement and knowing and acknowledging that Buyer is relying upon the same, the Company and each Seller hereby make to Buyer, as of the date hereof and as of the Closing Date, the representations and warranties set forth in this Article II. All such representations and warranties set forth herein or in any other closing document delivered by Sellers to Buyer in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance), for the period of time set forth in Section 9.5 of this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each section of a Schedule shall be numbered to correspond to the paragraph or section of this Agreement to which it relates.
     2.1 Organization, Existence and Good Standing. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its organization, with full power and authority to conduct its business as it is now being conducted, to own, lease and use the properties and assets that it purports to own, lease or use, and has the full power and authority to perform all of its material Contracts. The Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership, leasing or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, require such qualification.

     2.2 Power, Authority and Enforceability of the Company. This Agreement and all related agreements have been duly authorized and approved by the Company by all necessary action in accordance with its Organizational Documents. Assuming the due execution and delivery hereof by Buyer, this Agreement and the related agreements executed and delivered in connection herewith constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.
     2.3 Power, Authority and Enforceability of Sellers. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents and to perform their obligations under this Agreement and the Sellers’ Closing Documents. This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Sellers of the Sellers’ Closing Documents, the Sellers’ Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against each of them in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.
     2.4 No Conflict. Except as set forth in Schedule 2.4, neither the execution and delivery of this Agreement by Sellers and the Company, nor the consummation or performance by Sellers and the Company, of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, result in a violation of or have any adverse affect upon (i) any provision of the Organizational Documents of any Acquired Company, or (ii) any resolution adopted by the board or the members of any Acquired Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, any Order to which any Acquired Company or Sellers, or any of the assets owned or used by any Acquired Company, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company. Except as set forth in Schedule 2.4 neither Sellers nor each Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     2.5 Capitalization. The outstanding equity securities in the Company and Subsidiaries and the beneficial and record owners of such equity securities are set forth on Schedule 2.5. All outstanding securities of the Company and Subsidiaries are validly issued, fully paid and non-assessable, and consist solely of the securities described in Schedule 2.5. At the

Closing, the Units shall represent all of the issued and outstanding securities of the Company. Sellers are and will be on the Closing Date, the legal, record and beneficial owners and holders of the Units, free and clear of all Encumbrances, and shall, at the Closing, transfer ownership and marketable title to the Units to the Buyer, free of all Encumbrances. The Company is and will be on the Closing Date the legal record and beneficial owner of all outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances. There are no Contracts relating to the issuance, sale, or transfer of any Securities or other securities of any Acquired Company, no Person has any rights to acquire any Units or securities of any Acquired Company, and there are no options, calls, warrants or other securities or rights outstanding which relate to, are convertible into or exercisable for any securities of any Acquired Company. Schedule 2.5 sets forth, with respect to each Acquired Company, the name, address and federal taxpayer identification number of, and the number of outstanding Units legally and beneficially owned by each Seller as of the date hereof and the Closing Date.
     2.6 Subsidiaries. Each Subsidiary of the Company is listed on Schedule 2.6. Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the state set forth on Schedule 2.6, and has full limited liability company power to own all of its properties and assets and to carry on its business as it is now conducted, and is qualified as a foreign limited liability company and is in good standing in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification. Other than the Subsidiaries, the Company does not own or hold, directly or indirectly, beneficially or of record, any other direct or indirect interest (whether it be limited liability company interests, partnership interests, common or preferred stock or any comparable ownership interest in any Person), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest, in any Person.
     2.7 Financial Statements. Attached hereto as Schedule 2.7 are the following financial statements of each Acquired Company (collectively “Financial Statements”): (a) the consolidated, balance sheet of the Company and Subsidiaries as of December 31, 2005, together with footnotes, the accountant’s report and any opinion thereon, (the “December 31, 2005 Balance Sheet”), (b) the consolidated compiled balance sheets of the Company and Subsidiaries as of March 31, 2006 June 30, 2006 and November 30, 2006 and the related compiled, consolidated statements of operations, and statements of cash flows for the quarter or months then ended and (c) the quarterly compiled balance sheets and statement of income for BRZ, LLC, a predecessor to the Company, for the quarters ending March 31, 2004 through September 30, 2005 (collectively the “Interim Financial Statements”). All Financial Statements are true, accurate, complete, and fully and accurately present the properties, financial condition and results of operations, changes in members’ equity, and cash flow of each Acquired Company as of the respective dates and for the periods referred to in such Financial Statements, all in accordance with and pursuant to GAAP.
     2.8 Books and Records. The books of account, business and accounting records, minute books and other records of each Acquired Company (collectively “Records”), are complete, accurate and correct and have been maintained in accordance with reasonable business practices. All Records have been made available to the Buyer for review. The minute books of each Acquired Company contain accurate and complete records of all meetings held and corporate action taken by, the members, the boards of directors, or governing committees thereof of each Acquired Company, and no meeting of any such members, board of directors, or governing committee has been held for which minutes have not been prepared and maintained in such minute books. At the Closing, all Records will be delivered to the Buyer. Buyer has been provided with true, correct and complete copies of the Organization Documents (and all amendments thereto), and minute books and records of the Company and the Subsidiaries, respectively.
     2.9 Title to Properties; Encumbrances. Except as indicated in Schedule 2.9, each Acquired Company owns and has absolute, good and marketable title to all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the Facilities owned, leased or operated by any such Acquired Company, used in the business or operations of such Acquired Company, or reflected in the books, records or Financial Statements of such Acquired Company, and all properties and assets purchased or otherwise acquired by any Acquired Company since the date of the Interim Financial Statements, except for inventory sold since said dates in the Ordinary Course of Business and consistent with past practice (collectively “Company Assets”). All Company Assets are free and clear of all Encumbrances, except those Encumbrances described in Schedule 2.9.
     2.10 Real Property.
     2.10.1 None of the Acquired Companies owns any real property;
     2.10.2 Schedule 2.10.2 lists and describes all real property or interests in real property leased or subleased to or by any Acquired Company (“Leased Property”). The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.10.1 and with respect to each such lease and sublease:
     (a) Each is legal, valid, binding, enforceable, and in full force and effect;
     (b) No Person is in breach or default, and no event has occurred which, with or without notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;
     (c) There are no disputes, oral agreements, or forbearance arrangements in effect as to any lease or sublease;
     (d) Each Acquired Company has received all Governmental Authorizations required in connection with the use or operation thereof and have been operated and maintained in accordance with applicable Legal Requirements; and
     (e) There are no parties (other than such Acquired Company) in possession or control of any parcel of Leased Property.
     2.11 Condition and Sufficiency of Assets. Except as disclosed in Schedule 2.11, the Facilities and the Company Assets are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put and to conduct the Business, and none of such Facilities or the Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All personal property, fixtures, machinery and equipment owned or used by the Acquired Companies are in good operating condition and repair.
     2.12 Accounts Receivable. All accounts receivable of each Acquired Company that are reflected in the Interim Financial Statements or in the accounting records of such Acquired Company as of the Closing Date represent and, at the Closing, will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are and at the Closing will be current and collectible, in full, subject to no offsets or defenses, except for the amount of any respective reserves shown in the Interim Financial Statements (which reserves are adequate and calculated in accordance with GAAP and past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Financial Statements represented and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such stated reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first becomes due and payable.
     2.13 Inventory. All inventory of each Acquired Company, whether or not reflected in the Financial Statements, consists and, at the Closing, will consist of good quality and reasonable quantity, fully usable and salable within the six (6) month period following the Closing Date in the Ordinary Course of Business. All inventories of each Acquired Company have been priced at the lower of cost or market on a first in, first out basis in accordance with GAAP. The quantities of each item of inventory of each Acquired Company are not excessive and are reasonable in the present circumstances of the Acquired Companies.
     2.14 No Undisclosed Liabilities. Except as set forth in Schedule 2.14, the Acquired Companies have no Liabilities except for liabilities reflected in the Interim Financial Statements and current liabilities for trade payables and accrued operating expenses incurred in the Ordinary Course of Business since the date of the Interim Financial Statements.
     2.15 Taxes.
     2.15.1 The Acquired Companies have filed or caused to be filed, on a timely basis including lawful extensions, all Tax Returns that are or were required to be filed by or with respect to them, pursuant to applicable Legal Requirements. The Acquired Companies have paid all Taxes that have or may have become due pursuant to those Tax Returns, any Legal Requirement or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company.
     2.15.2 None of the Acquired Companies has ever been audited by the Internal Revenue Service. Neither Sellers nor any Acquired Company have given or been requested to give waivers or extensions (or are or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by any Acquired Company or for which any Acquired Company may be liable.

     2.15.3 All Taxes that any Acquired Company is or was required by Legal Requirements to pay, withhold or collect have been duly paid, withheld or collected and, to the full extent required, have been timely paid to the proper Governmental Body or other Person. No Acquired Company has any Liability for Taxes, except for Taxes reserved in its Interim Financial Statement and accrued in the Ordinary Course of Business since the date thereof.
     2.15.4 All Tax Returns filed by each Acquired Company are true, correct, and complete and exact copies of all Tax Returns filed by each Acquired Company during the six (6) year period preceding the date hereof have been delivered to the Buyer.
     2.15.5 Schedule 2.15.5 describes all tax elections and consents filed by each Acquired Company with any Governmental Body.
     2.15.6 No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns and none of the Sellers has Knowledge of any such issues based upon personal contact of any employee of the Company and the Subsidiaries with any agent of a taxing authority.
     2.15.7 No Seller is a Person other than a United States person within the meaning of the Code and the Contemplated Transactions are not subject to the withholding provisions of section 3406 or subchapter A of Chapter 3 of the Code.
     2.15.8 The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
     2.16 Bank Accounts. Schedule 2.16 contains a list showing: (1) the name of each bank, safe deposit company or other financial institution in which the Company or any of the Subsidiaries has an account, lock box or safe deposit box; (2) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any of the Subsidiaries; and (3) all instruments or agreements to which the Company or any of the Subsidiaries is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the Ordinary Course of Business.
     2.17 Employee Benefits.
     2.17.1 Schedule 2.17.1 describes each Employee Benefit Plan that any Acquired Company maintains or to which any Acquired Company contributes and each Employee Benefit Plan that any Acquired Company formerly maintained or to which any Acquired Company ever contributed in the past five (5) years.
     2.17.2 Each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the IRC and all other Legal Requirements and all required filings, returns, reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1’s and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by ERISA, the IRC and all Legal Requirements.
     2.17.3 All required contributions (including all employer contributions and employee salary reduction contributions) have been paid to each Employee Benefit Plan and all required contributions for any period ending on or before the Closing Date which are not yet due have been and shall be accrued and reserved in each of the Acquired Company’s respective Interim Financial Statements and books and records. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.
     2.17.4 No funding or asset deficiency of any kind exists under any Employee Benefit Plan.
     2.17.5 Sellers have delivered to Buyer correct and complete copies of all Employee Benefit Plans, including without limitation, all agreements, plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the five (5) most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts and other funding agreements which implement or relate to each Employee Benefit Plan.
     2.17.6 No such Employee Benefit Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC within the past five (5) years. No proceeding by the PBGC to terminate any such Employee Benefit Plan has been instituted or threatened.
     2.17.7 To the knowledge of the Sellers and the Acquired Companies, there have been no prohibited transactions with respect to any such Employee Benefit Plan. To the knowledge of the Sellers and the Acquired Companies, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, complaint, grievance, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of the Sellers and the Acquired Companies threatened. Neither the Acquired Companies (or employees with responsibility for employee benefits matters) nor the Sellers have any Knowledge of any basis for any such action, suit, grievance, complaint, proceeding, hearing or investigation.
     2.17.8 The Acquired Companies have not incurred, and neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of any Acquired Company have any reason to expect that any Acquired Company will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Benefit Plan.

     2.17.9 No Acquired Company contributes to, ever has contributed to, or ever has been required to contribute to any Multi-Employer Plan or has any Liability (including withdrawal Liability) under any Multi-Employer Plan.
     2.17.10 Except as disclosed in Schedule 2.17.10, no Acquired Company maintains, has ever maintained, has ever contributed, or has ever been required to contribute to any Defined Benefit Plan, Employee Benefit Plan or any arrangement providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents, other than continuation coverage required by ERISA, the IRS and applicable state law.
     2.17.11 No Acquired Company has any Liability arising from any Employee Plan, except for any liability reflected in the Acquired Company’s Interim Financial Statement or as accrued in the Ordinary Course of Business since the date of such Interim Financial Statement.
     2.18 Compliance with Legal Requirements. Except as set forth in Schedule 2.18:
     2.18.1 Each Acquired Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.
     2.18.2 No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Acquired Company under, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     2.18.3 No Acquired Company or any Seller has received any notice nor other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     2.18.4 The Company is qualified for participation in the Medicare and Medicaid programs. The Company has not received any notice indicating that such qualification may be terminated or withdrawn, nor does the Company or any Seller have any reason to believe that such qualification may be terminated or withdrawn. The Company has timely filed, in all material respects, all claims or reports required to be filed with respect to the purchase of products or services by third party payors (including, without limitation, Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects. The Acquired Companies do not have any liability to any payor with respect thereto.
     2.18.5 The Acquired Companies have complied with all applicable health care laws (including, in each case, any regulations issued pursuant thereto) including (i) the

Social Security Act, as amended, including criminal penalties for acts involving Federal health care programs, commonly referred to as the “Federal Anti-Kick-Back Statute”, (ii) Federal laws prohibiting certain referrals, commonly referred to as the “Stark Statute”, (iii) the Federal False Claims Act, as amended (iv) the Health Insurance Portability and Accountability Act of 1996, and (v) all statutes and regulations relating to the possession, distribution, maintenance and documentation of controlled substances.
     2.18.6 No personnel of the Acquired Companies during such person’s employment with the Acquired Companies has been convicted of, charged with or investigated for (a) Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. section 1320a-7b(f)) related offense, or, convicted of, charged with or investigated for a violation of any federal or state law relating to fraud, theft embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of investigation or controlled substances. No personnel of the Acquired Companies during such person’s employment with the Acquired Companies has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Heath Care Program or has been debarred, suspended or otherwise ineligible to participate in federal programs. No personnel of the Acquired Companies during such persons employment with the Acquired Companies has committed any offense which may reasonably serve as the basis for any such exclusion, suspension debarment or other ineligibility. The Acquired Companies have not arranged or contracted with any individual that is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.
     2.19 Governmental Authorizations.
     2.19.1 Schedule 2.19.1 contains a complete and correct list of each Governmental Authorization that is held by each Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, each Acquired Company. Each Governmental Authorization listed or required to be listed in Schedule 2.19.1 is valid and in full force and effect. Each Acquired Company has complied in all material respects with all conditions and requirements for, or relating to, all Governmental Authorizations.
     2.19.2 The Governmental Authorizations listed in Schedule 2.19.2 collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their respective businesses in the manner as currently conducted and as conducted during the previous five (5) years, and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.
     2.19.3 No Acquired Company or Seller has received any notice or other communication regarding any actual, alleged or potential (i) violation or failure to comply with any Governmental Authorization by an Acquired Company or (ii) revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization held by an Acquired Company.
     2.20 Legal Proceedings; Orders.

     2.20.1 Except as disclosed in Schedule 2.20, there is no pending Proceeding: (a) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned, leased or used by any Acquired Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been Threatened in writing, or orally to the Knowledge of the Sellers or Acquired Companies, and no Proceeding has been terminated (by adjudication, settlement or otherwise) within the last five (5) years. To Sellers’ Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding; and
     2.20.2 There is currently no Order to which any Acquired Company, Seller (with respect to an Acquired Company) or any of the Acquired Company’s businesses or any of the assets owned, leased or used by any Acquired Company, is subject. Each Acquired Company has complied with all Orders to which it, or any of the assets owned or used has been subject.
     2.21 Absence of Certain Changes and Events. Except as set forth in Schedule 2.21, since December 31, 2005, each Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any:
     2.21.1 Change in any Acquired Companies’ authorized or issued equity security, grant of any option or right to purchase equity shares of capital stock of any Acquired Company, or declaration or payment of any dividend or other distribution or payment in respect of equity security;
     2.21.2 Amendment to the Organizational Documents of any Acquired Company;
     2.21.3 Payment of any bonuses to or any increase in any salaries, wages, benefits or other compensation of any member, director, officer, employee, agent or Representative of any Acquired Company or entry into any employment or severance agreement or arrangement, or any other Contract with such Person;
     2.21.4 Payment or accrual of any bonuses, commissions or other distributions to any Seller or any Affiliate or relative of any Seller, except as provided pursuant to any agreement between the Company and such Seller and disclosed on Schedule 2.21;
     2.21.5 Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan;
     2.21.6 Damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, in excess of $5,000;
     2.21.7 Entry into, termination of, or receipt of notice of termination of any Contract or transaction outside the Ordinary Course of Business or which involves a total remaining commitment by or to any Acquired Company of at least $5,000;

     2.21.8 Sale (other than sales of inventory in the Ordinary Course of Business), license, lease, or other disposition of any asset or property of any Acquired Company in excess of $5,000 or imposition of any Encumbrance on any asset or property of any Acquired Company;
     2.21.9 Cancellation, settlement, or waiver of any claims or rights of or against any Acquired Company in excess of $5,000;
     2.21.10 Change in any of the accounting methods or principles used by any Acquired Company;
     2.21.11 Entry into of any Contract by any Acquired Company to do any of the foregoing;
     2.21.12 Sale or transfer of any portion of the Acquired Companies assets or property that would be material to any of the Company or the Subsidiaries, individually or taken as a whole, except for sales of its inventory and transfers of cash in payment of trade payables, all in the Ordinary Course of Business;
     2.21.13 Loss, or any interruption in use, of any assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;
     2.21.14 Payment or declaration of any dividends or distributions or other payments to its members or Affiliates, other than normal employment compensation paid in the Ordinary Course of Business;
     2.21.15 Material change in the conduct or nature of any aspect of the Business, whether or not made in the Ordinary Course of Business and whether or not the change had a Material Adverse Effect;
     2.21.16 Payment of accounts payable or delay in collection of accounts receivables, in each case other than in the Ordinary Course of Business;
     2.21.17 Hiring of any employee who has an annual salary of $ 75,000 or more;
     2.21.18 Termination of any employee who had an annual salary of $75,000 or more; or
     2.21.19 Without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the Ordinary Course of Business. The foregoing representations and warranties shall not be deemed to be breached by virtue of the entry by Sellers into this Agreement or their consummation of the Contemplated Transactions.
     2.22 Contracts; No Defaults. Schedule 2.22.1 contains a true, correct and complete list, and Sellers have delivered to Buyer true, correct and complete copies, of:

     (a) Each Contract that involves the furnishing or performance of services, or the delivery, sale, lease or transfer of goods, materials or products, by any Acquired Company in an amount or value in excess of $10,000;
     (b) Each Contract that involves the furnishing or performance of services to, or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by an Acquired Company in an amount or value in excess of $10,000;
     (c) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property;
     (d) Each Contract under which any Acquired Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money, has incurred any capitalized lease obligation, or under which any of its tangible or intangible assets, are Encumbered;
     (e) Each licensing agreement or other Contract with respect to any Intellectual Property Assets, including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;
     (f) Each profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan, arrangement, contract or Employee Benefit Plan for the benefit of its current or former directors, officers, and employees, except for Employee Benefits Plans disclosed in Schedule 2.17;
     (g) Each offer or agreement for the employment of or receipt of any services from any Person on a full-time, part-time, consulting, commission or any other basis, except for oral agreements of employment that are terminable by the Acquired Companies at will and without any Liability;
     (h) Each joint venture or partnership agreement or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
     (i) Each Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person;
     (j) Each Contract for capital expenditures in excess of $10,000;
     (k) Each warranty, guaranty, or other similar undertaking extended by any Acquired Company for or with respect to any Person;

     (l) Each Contract under which any Acquired Company has advanced, guaranteed or loaned any amount to or for the benefit of any of its directors, officers, employees or Representatives;
     (m) Each Contract with any employee, officer, director, members, sales representative, consultant, distributor, Representative or agent of any Acquired Company;
     (n) Each Contract relating to Intellectual Property Assets;
     (o) Each Contract not entered into in the Ordinary Course of Business; and
     (p) Each Contract relating to confidentiality or noncompetition.
     2.22.2 Except as set forth in Schedule 2.22.2, each Contract is in full force and effect and is valid and enforceable in accordance with its terms.
     2.22.3 Except as set forth in Schedule 2.22.3 with respect to each Contract (including, without limitation, those Contracts and agreements disclosed or required to be disclosed in Schedule 2.22.1):
     (a) Each Acquired Company is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract, except to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect on the Business;
     (b) To Seller’s Knowledge, each other Person that has or had any obligation or liability under any Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract; except to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect on the Business;
     (c) To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and
     (d) To Seller’s Knowledge, no Acquired Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, default under or termination or cancellation of, any Contract.
     2.23 Material Adverse Changes. No Acquired Company has suffered or been threatened with, and Sellers have no Knowledge of any facts which may cause or result in, any Material Adverse Change to an Acquired Company or its business or assets and no event has occurred or circumstance exists that may result in a Material Adverse Change to any such Acquired Company. Since the Financial Statement Date, there has not been a material change in the aggregate amount of trade receivables of the Acquired Companies or the aging thereof, or a material change in the level of the inventory of the Acquired Companies.
     2.24 Insurance. Schedule 2.24 sets forth a description with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Acquired Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past six (6) years, including (a) the name, address and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (iii) no Acquired Company or any other Person is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no Person has repudiated any provision thereof. Each Acquired Company has been covered since its inception by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Schedule 2.24 describes any self-insurance arrangements affecting any Acquired Company.
     2.25 Environmental Matters. Except as set forth in Schedule 2.25:
     2.25.1 Each Acquired Company is, and at all times has been, in compliance with, and is not in violation of or liable under, any Environmental Law and has never engaged in any Hazardous Activity. No Seller or Acquired Company, has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible, received, any actual or Threatened Order, notice or other communication from any Governmental Body or Person, or the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest.
     2.25.2 To the Knowledge of Sellers there are no pending, potential or Threatened claims or Encumbrances arising under or pursuant to any Environmental Law, or any Environmental, Health and Safety Liabilities, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company have ever used, possessed or occupied.
     2.25.3 To the Knowledge of Sellers no Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities, including without limitation, those with respect to the Facilities or with respect to any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), have ever used, possessed or occupied.
     2.26 Employees/Representatives.
     2.26.1 Schedule 2.26.1 contains a complete and accurate list of the following information for each employee, officer or director of any Acquired Company, including each employee on leave of absence or layoff status: (a) name; (b) date of hire, (c) job title; (d) current compensation and bonus paid or payable; (e) vacation accrued; (f) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan and (g) all other unpaid compensation, bonus and overtime pay, accrued or payable for any period prior to the Closing.
     2.26.2 No employee, officer or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other Person.
     2.26.3 Schedule 2.26.3 also contains a complete and accurate list of the following information for each retired employee or director of any Acquired Company, or their dependents, receiving benefits or eligible to receive benefits in the future: (a) name, (b) benefit, (c) payment option election, (d) retiree medical insurance coverage, (e) retiree life insurance coverage, and (f) other benefits.
     2.26.4 Schedule 2.26.4 lists each current sales representative, commissioned salesperson, consultant or other agent or representative of any Acquired Company (“Representatives”) and all former Representatives terminated within the last 3 years or to which any Acquired Company owes any Liability, along with a complete description of the compensation or Liability payable to such Representatives and all Contracts relating thereto, and Sellers have delivered to Buyer a true and complete copy of each such Contract and/or all amendments thereto.
     2.26.5 Except for the written resignations expressly required by this Agreement, to Sellers’ Knowledge, no Representative, director, officer, or other employee of any Acquired Company intends to terminate or materially alter his or her employment or other business relationship with any Acquired Company. Neither Sellers nor any Acquired Company has received any notice of termination or resignation from any current director, officer, employee, agent or Representative of any Acquired Company.
     2.27 Labor Relations; Compliance. Each Acquired Company has not been nor is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting each Acquired Company or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of the Sellers and Acquired Companies, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. None of the Acquired Companies is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing or other Legal Requirements.
     2.28 Intellectual Property.
     2.28.1 Excluding documents pertaining to the application or registration of any Intellectual Property Asset with the United States Patent and Trademark office (“USPTO”) or U.S. Copyright Office, implied licenses attendant to the sale of products and services, label licenses for pharmaceutical products and medical devices, and licenses for non-customized commercial software having an annual license fee of less than $1,000 per seat, per user, per CPU, or per site, as applicable, Schedule 2.28.1 contains a complete and accurate list of all Contracts in which third parties grant rights in Intellectual Property to any Acquired Company.
     2.28.2 Excluding implied licenses attendant to the sale of products or services, Schedule 2.28.2 contains a complete and accurate list of all Contracts in which any Acquired Company has granted rights in Intellectual Property Assets to third parties.
     2.28.3 Schedule 2.28.3 contains a complete and accurate list of all Intellectual Property Assets that are registered, or for which an application to register has been filed, with the USPTO or the U.S. Copyright Office. Except as set forth in Schedule 2.28.3, the Acquired Companies are the owners of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and the Acquired Companies collectively have the sole and undiminished right to the Intellectual Property Assets without any Liability for royalties or other payments to a third party. Neither the Sellers, nor the Sellers’ agents or employees, hold any Encumbrance, or have any ownership or other claim of right, enjoyment, or interest in any of the Intellectual Property Assets set forth in Schedule 2.28.3, and all such Intellectual Property Assets created by an employee of any Acquired Company were created during the term of and in the course of such employee’s employment.
     (a) Except as set forth in Schedule 2.28.3, all of the issued Patents, registered Marks and registered Copyrights owned by the Acquired Companies are properly filed and registered, are in compliance with all current Legal Requirements (including payment of filing and examination fees and proofs of use) which cannot be subsequently complied with, are not subject to past due maintenance fees, royalty fees, Taxes or Proceedings or Liabilities, and to the Knowledge of Sellers are valid and enforceable.
     (b) No Patent, Mark, or Copyright of the Intellectual Property Assets has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.
     (c) Except as described in Schedule 2.28.3, to the Knowledge of the Sellers, no Intellectual Property Asset violates or infringes upon any rights of any Person or has been challenged or threatened in any way other than by official actions of the USPTO.
     (d) All products sold under an issued patent of the Patents of the Intellectual Property Assets have been marked with the proper notice of the Patent.
     (e) Each Acquired Company has taken commercially reasonable precautions to protect the secrecy and confidentiality of Trade Secrets of the Intellectual Property Assets.
     2.28.4 Schedule 2.28.4 sets forth a complete and accurate list of all material unregistered trademarks and service marks of the Intellectual Property Assets and included in the operation of its business.
     2.28.5 To the Knowledge of the Sellers, the Acquired Companies are properly licensed to use the non-customized commercially available software currently in use by the Acquired Companies.
     2.28.6 Except as set forth in Schedule 2.28.6, to the Knowledge of the Sellers, the conduct of the Company’s and the Subsidiaries’ respective Businesses and the exercise of their respective rights relating to the Intellectual Property Assets does not infringe upon or otherwise violate the Intellectual Property of any Person.
     2.28.7 Except as set forth in Schedule 2.28.7, to the Sellers’ Knowledge, no Person is infringing upon or otherwise violating any of the Intellectual Property Assets listed by Sellers in Schedules 2.28.2, 2.28.3 or 2.28.4.
     2.28.8 Except as set forth in Schedule 2.28.8, neither the Company nor any of the Subsidiaries has received notice of any claims, and to Sellers’ Knowledge, there are no pending claims, of any Persons, other than official actions of the USPTO, relating to the scope, ownership or use of any of the Intellectual Property Assets scheduled by Sellers in Schedule 2.28.3.
     2.28.9 Except as indicated in Schedule 2.28.3, one of the Acquired Companies are listed in the records of the USPTO or U.S. Copyright Office as the sole owner of record of the Patents, registered Marks, or registered Copyrights listed in Schedule 2.28.3.
     2.28.10 Except as indicated in Schedule 2.28.3, each copyright registration, patent, registered trademark and application therefore listed in Schedule 2.28.3 has been duly maintained, including the submission of all necessary filings to date in accordance with the legal and administrative requirements of the USPTO or the U. S. Copyright Office, as applicable, to avoid abandonment.
     2.28.11 All software owned by the Company or one of its Subsidiaries was either developed by employees of the Company or of one of the Subsidiaries within the scope of their employment; or by independent contractors who have assigned their rights to the Company or one of the Subsidiaries pursuant to written agreements.
     2.28.12 Schedule 2.28.12 sets forth a complete and accurate list of all domain names used by any of the Acquired Companies and the applicable registrar and expiration date of the current registration. Each domain name set forth in Schedule 2.28.12 is currently registered with an ICANN-sanctioned registrar, and to the Sellers’ Knowledge, no third party other than ICANN has rights in the domain names superior to the Acquired Companies.
     2.29 Finders or Broker Fees. There are no broker commissions, finders fees or other payments of like nature payable to any Person in connection with the Contemplated Transactions, and in no event will Buyer or any Acquired Company have any Liability for any fee or commission including, but not limited to, any finders’, originators’ or brokers’ fee in connection with the Contemplated Transactions.
     2.30 Competitive Interest. Except as otherwise set forth in Schedule 2.30, none of the Sellers and no officer, director or, to the Knowledge of the Sellers and the Acquired Companies, no other employee of any Acquired Company, owns, directly or indirectly, any interests or has any business or enterprise which is a competitor or potential competitor of any Acquired Company (excluding any non-management employees owning less than five percent (5%) of any public company).
     2.31 Related Party Transactions. Except as set forth on Schedule 2.31, all of the transactions by each Acquired Company has been conducted on an arms length basis. No portions of the sales or other ongoing business relationship of any Acquired Company is dependent upon any familial relationship of Sellers or of any of the officers, directors or other employees of any Acquired Company. None of the Acquired Companies has engaged in any purchase, lease, sale or other transaction involving any Seller, any officer, director, employee or Representative of any Acquired Company, any of their respective representatives, or any Person owned or controlled, in whole or in part, by any such parties, within the last five (5) years. No property or interest in any property (including designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business, is presently owned by or leased by or to any Related Party. Neither the Company, any of the Subsidiaries nor any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business.
     2.32 Related Party Obligations. Schedule 2.32 is a list of all amounts owed by or to each Acquired Company to or from an Seller and a description of the nature or reason for such obligation (“Related Party Obligations”). The Related Party Obligations owed to the

Acquired Companies are current and collectible, in full, subject to no off-sets or defenses, and will be collected in full without any set-off, in accordance with their terms..
     2.33 Name; Prior Transactions. All names under which each Acquired Company does business as of the date hereof is specified on Schedule 2.33. Except as set forth on Schedule 2.33, no Acquired Company has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past five (5) years.
     2.34 Permits. Schedule 2.34 contains a true and correct list of, and the Company and the Subsidiaries possess, all Permits which are required in order for the Company and the Subsidiaries to conduct their Business as presently conducted or proposed to be conducted. The Company has delivered complete and accurate copies of each Permit to Buyer.
     2.35 Litigation and Claims. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Sellers’ Knowledge, overtly threatened against the Company or any of the Subsidiaries, or any of the Company’s or Subsidiaries’ members, officers, directors or Affiliates, with respect to or affecting the Company’s or any of the Subsidiaries’ operations, Business or assets, or with respect to the consummation of the Contemplated Transactions hereby. There are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company or any Subsidiary, may have a Material Adverse Effect.
     2.36 Decrees, Orders or Arbitration Awards. Neither the Company nor any of the Subsidiaries is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the Company’s or any Subsidiary’s operations, Business or assets.
     2.37 Securities Laws. Each Seller represents and warrants to Buyer as follows as to such Seller:
     2.37.1 Such Seller that is an individual is a citizen of the United States and either a resident of the State of Minnesota or the State of Indiana.
     2.37.2 Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. Such Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of Arcadia Shares, and has requested, received, reviewed and considered all information it deemed relevant to evaluating the merits and risks of the prospective investment in and making an informed decision to purchase Arcadia Shares.
     2.37.3 The following legend will be placed on each certificate or statement representing Arcadia Shares now or hereafter held by each Seller:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW AND SHALL NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED (WHETHER OR NOT FOR CONSIDERATION) BY THE HOLDER HEREOF UNLESS AND UNTIL THEY ARE SO REGISTERED OR THEY ARE DETERMINED TO BE EXEMPT FROM REGISTRATION ON THE BASIS OF A FAVORABLE OPINION OF THE COMPANY’S COUNSEL AND/OR SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO SUCH COUNSEL THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW.
     2.37.4 Except as specified in this Agreement and the Registration Rights Agreement, Arcadia has not agreed to register any of the Arcadia Shares for distribution in accordance with the provisions of the Securities Act of 1933, as amended or any applicable State securities law, and Arcadia has not agreed to comply with any exemption from registration under the Securities Act of 1933 or any applicable State securities law for the resale of such stock. Consequently, each Seller may be required to hold the shares of Arcadia stock indefinitely, unless and until such registration is effective under the Securities Act of 1933 and any applicable State securities law, unless an exemption from registration is available, in which case each Seller may still be limited as to the number of shares of stock that may be sold by it. In any case, each Seller will not sell, assign, pledge, hypothecate, donate or otherwise transfer (whether or not for consideration) unless and until such stock is registered or determined to be exempt from registration on the basis of a favorable opinion of Arcadia’s counsel and/or submission to Arcadia of such other evidence as may be reasonably satisfactory to Arcadia or such counsel that any such transfer shall not be in violation of the Securities Act of 1933 or any applicable State securities law.
     2.37.5 Due to restrictions on the transferability of Arcadia Shares pursuant to applicable federal and state securities laws in the absence of registration, the terms of this Agreement, and the Registration Rights Agreement, it may not be possible to liquidate the stock readily (or at all) in case of an emergency or otherwise, and the investment in Arcadia Shares involves a certain degree of risk and each Seller has taken full cognizance of and understands all of the risks associated therewith.
     2.37.6 Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the investment in Arcadia Shares or that it has obtained the advice of an attorney, certified public accountant or registered investment advisor with respect thereto.
     2.37.7 Such Seller has adequate means of providing for his or its own current needs and possible personal contingencies and that he or it has no need for liquidity in its investment in Arcadia Shares and he is able to bear the economic risks of such an investment for an indefinite period, including a complete loss of such investment.

     2.37.8 Each Seller has acquired Arcadia Shares for its own account for investment purposes only and not for the account of others and not with a view to the distribution or public resale thereof, except pursuant to a registration statement effective under the Securities Act of 1933, as amended, and applicable state securities laws.
     2.37.9 Each Seller has had an opportunity to ask questions and receive answers concerning its investment in Arcadia Shares and to obtain any additional information which Buyer possesses or can obtain without unreasonable effort and expense that might be necessary in its judgment to verify any information which has been provided to it.
     2.37.10 Each Seller acknowledges that Arcadia has the authority to issue additional shares of stock and that Arcadia may issue additional shares of stock from time to time. The issuance of additional shares of stock may cause dilution of the existing shares of common stock and may decrease the purchase price of the shares of common stock.
     2.37.11 Each Seller is not purchasing the Arcadia Shares as a result of any advertisement, article, notice or other communication regarding Arcadia Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
     2.37.12 Each Seller acknowledges that the Arcadia Shares are being offered and sold to him or it by Buyer in reliance on specific exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws and that Buyer is relying on the truth and accuracy of, and each Seller’s compliance with, the representations, covenants, warranties, agreements, acknowledgments and understandings of each Seller set forth herein in order to determine the availability of such exemptions and the eligibility of each Seller to acquire the Arcadia Shares.
     2.37.13 Such Seller has thoroughly reviewed the representations, warranties and covenants of Buyer contained in this Agreement, together with the Schedules thereto and the reports filed under the Securities Exchange Act of 1934, as amended, by Arcadia (the “Arcadia Documents” and together with this Agreement and the Schedules thereto, collectively the “Disclosure Documents”) prior to making this investment in the Arcadia Shares. Such Seller has been granted a reasonable time prior to the date hereof during which it has had the opportunity to obtain such additional information as it deems necessary to permit it to make an informed decision with respect to the purchase of Arcadia Shares. After examination of the Disclosure Documents, each Seller is fully aware of the business prospects, financial condition, risks associated with investment and the operating history relating to Arcadia as disclosed in such Disclosure Documents, and therefore in purchasing Arcadia Shares, each Seller is not relying upon any information other than information contained in the Disclosure Documents. Such Seller acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from or evaluation by any other Seller, and that it is not acting in concert with any other Seller in making its purchase of Arcadia Shares hereunder.

     2.37.14 Each Seller covenants, for itself and its professional advisors and agents, that it has and will from the date hereof maintain in confidence all Disclosure Documents (other than the Arcadia Documents) received from Buyer, unless and until such information (a) is or becomes generally publicly available other than through a violation of this provision by any Seller or its agents or (b) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process); provided, however, that before making any disclosure in reliance on this Section, each Seller will give Buyer at least fifteen (15) days prior written notice (or such shorter period as required by law) specifying the circumstances giving rise thereto and will furnish only that portion of the non-public information which is legally required and will exercise its commercially reasonable efforts to ensure that confidential treatment will be accorded any non-public information so furnished.
     2.38 Disclaimer of Other Representations or Warranties. No representation or warranty of Sellers in this Agreement and no statement in the Schedules omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. Except as expressly set forth in this Article II, Company and Sellers make no representation or warranty, express or implied, at law or equity, in respect to Company, its Subsidiaries, or any of their respective assets, liabilities or operations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     As a material inducement to Sellers and Company entering into this Agreement and knowing and acknowledging that Sellers and Company are relying upon the same, Buyer makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Sellers and Company:
     3.1 Organization, Existence and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.
     3.2 Authority; No Conflict.
     3.2.1 This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Buyer’s Closing Documents, the Buyer’s Closing Documents executed by Buyer will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

     3.2.2 Except as set forth in Schedule 3.2.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (a) Any provision of Buyer’s Organizational Documents;
     (b) Any resolution adopted by the board of directors or the stockholders of Buyer;
     (c) Any Legal Requirement or Order to which Buyer may be subject; or
     (d) Any Contract to which Buyer is a party or by which Buyer may be bound.
Except as set forth in Schedule 3.2.2, Buyer is not required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the knowledge of Buyer, no such Proceeding has been Threatened.
     3.4 Arcadia Documents.
     3.4.1 As of the date hereof, none of the Arcadia Documents contained or contains, and none of the filings to be made by Arcadia with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, between the date hereof and the Closing Date will contain, any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
     3.4.2 As of their respective dates, the audited and unaudited consolidated financial statements of Arcadia include (or incorporated by reference) in the Arcadia Documents were prepared (or will have been prepared) in all material respects in accordance with GAAP applied on a consistent basis during the periods therein indicated (except as may be indicated in the notes thereto) and presented fairly (or will present fairly) the consolidated financial position of Arcadia and the consolidated results of operations and changes in consolidated financial position or cash flows for the periods presented therein, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments.
     3.5 Authorization of Arcadia Shares. The Arcadia Shares to be issued and delivered to the Sellers under the terms of this Agreement will be when issued, validly issued, fully paid and non assessable.

ARTICLE IV
COVENANTS OF COMPANY AND SELLERS
     Except for the covenant contained in Section 4.9 below, which shall apply to the Company only and not the Sellers, the Company and Sellers, jointly and severally, make the following covenants to Buyer:
     4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Sellers and each Acquired Company will (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively “Buyer’s Advisors”) full and free access to each Acquired Company’s personnel, properties, suppliers, vendors, customers, employees, Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer’s Advisors with copies of all such Contracts, books and records, and other existing documents and data as Buyer may request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may request.
     4.2 Operation of the Business of Each Acquired Company. Between the date of this Agreement and the Closing Date, Sellers and each Acquired Company shall:
     4.2.1 Conduct the business of each Acquired Company only in the Ordinary Course of Business;
     4.2.2 Preserve intact the current business organization of each Acquired Company, keep available the services of the current officers, key employees, and Representatives of each Acquired Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having material business relationships with each Acquired Company;
     4.2.3 Confer with Buyer concerning operational matters of a material nature;
     4.2.4 Report periodically to Buyer concerning the status of the business, operations, and finances of each Acquired Company, including, without limitation, promptly providing monthly financial statements to the Buyer;
     4.2.5 Not enter into any transaction or conduct any activity described in Section 2.21 of this Agreement;
     4.2.6 Not permit any Acquired Company to materially increase the amounts of any Related Party Obligations owed by the Acquired Company;
     4.2.7 Not take any affirmative action, or fail to take any action which may reasonably result in any breach, failure, error or misrepresentation under any representation, warranty, covenant or provision of this Agreement or in any Material Adverse Effect to any Acquired Company or its business, prospects, assets, liabilities or rights; and

     4.2.8 Not pay or declare any dividends or distributions, except in amounts necessary to fund the payment of Taxes on the Sellers’ allocable shares of the Acquired Companies’ income.
     4.3 Requirement; Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transaction, and (b) cooperate with Buyer in obtaining all Consents identified in Schedule 2.4.
     4.4 Notification. Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if any Seller or any Acquired Company becomes aware of a material Breach of any of Sellers’ representations and warranties as of the date of this Agreement. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of a Seller in this Article IV or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely. Notwithstanding anything contained in this Section 4.4, no disclosure, supplement to Schedule or other action taken by Sellers as required or described herein shall be deemed to amend or supplement this Agreement or any Schedule, or to cure any misrepresentation, Breach or failure of Sellers under this Agreement or to waive any right or remedy of Buyer for such misrepresentation, Breach or failure.
     4.5 Acquired Companies Indebtedness. Except for the eq Life Stores, LLC line of credit, all indebtedness, of the Acquired Companies (including the “ABDC Term Note” and the obligations relating the Term Loan under the “ABDC Line of Credit, Term Loan and Security Agreement” dated September 30, 2005 and the Lunds Term Note” and “Lunds Loan and Security Agreement” dated September 30, 2005) shall be paid off in full and retired on or before closing, except for the obligations relating to the Credit Loan under the “ABDC Line of Credit, Term Loan and Security Agreement” dated September 30, 2005, and the related Line of Credit Note. The “ABDC Line of Credit Note” and the “ABDC Line of Credit, Term Loan and Security Agreement (as it relates to the Credit Loan, as defined therein) dated September 30, 2005 (the “Loan Agreement”) shall be amended and restated at Closing by ABDC and Company by executing the amended and restated Loan Agreement in the form of Exhibit 4.5 attached hereto and the Security Agreement and Guaranty referenced in the Loan Agreement shall be executed and delivered to ABDC.
     4.5 No Solicitation or Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Acquired Companies and the Sellers shall not, and will cause each director, officer, employee, agent or representative of any Acquired Company not to, directly or indirectly (a) present any expression of interest, request for proposal, offer, proposal, inquiry, information or agreement to, or have any contact with, any Person (other than Buyer) regarding any actual or potential Sale Transaction, or (b) invite, solicit, initiate, facilitate or encourage any inquiries, proposals or offers from, discuss or negotiate with, provide any information or response to, cooperate in any way regarding, or consider the merits of, any request, offer, information, inquiry or proposal from any Person (other than Buyer) relating in any way to any Sale Transaction. The Acquired Companies and the Sellers jointly and severally agree that immediately upon the receipt of any inquiry, proposal or other communication relating in any way to a Sale Transaction, they shall notify

Buyer of same and shall provide copies of all such inquiries, proposals and communications to Buyer, together with a detailed summary of all such discussions and communications relating thereto.
     4.6 Agreement to Payoff AutoMed Equipment Leases. Lunds agrees that on or before Closing, it will use its commercially reasonable efforts to either payoff or assume in full all obligations of the Company under the existing Master Lease Agreement by and between the Company and De Lage Landen Financial Services, Inc. dated September 29, 2005 on terms reasonably satisfactory to Lunds.
     4.7 Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Article VI to be satisfied.
     4.8 Audited Company Financial Statements. The Company shall cause to be delivered to Arcadia, no later than thirty (30) days following the Closing Date, the audited (i) balance sheets of the Company and its predecessor entity, BRZ, LLC, for the fiscal years ending December 31, 2005 and December 31, 2006 prepared pursuant to Regulation S-X (17 CFR), and (ii) statements of income and cash flows of the Company and its predecessor entity, BRZ, LLC, for the fiscal years ending December 31, 2004, December 31, 2005 and December 31, 2006, which statements of income and cash flows shall be prepared pursuant to Regulation S-X (17 CFR), together with a manually signed independent accountants report for such balance sheets and statements of income and cash flows, which report shall be in accordance with Rule 2-02 of Regulation S-X (17 CFR 210.02-02), and which will also include a consent from such independent accountant to file such report with Buyer’s public filings.
ARTICLE V
COVENANTS OF BUYER PRIOR TO CLOSING DATE
     Buyer makes the following covenants to Sellers and the Company:
     5.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and cooperate with Sellers in obtaining all Consents identified in Schedule 2.4; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.
     5.2 Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Article VII to be satisfied.
ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     All of Buyer’s obligations under this Agreement, including, without limitation, Buyer’s obligations to purchase the Units and to take the other actions required to be taken by Buyer under this Agreement or at the Closing, including the issuance or delivery of the Arcadia Shares, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):
     6.1 Accuracy of Representations. All of Sellers’ representations and warranties in this Agreement, individually and in the aggregate, must be and remain accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     6.2 Minimum Average Share Price. The Closing Date Price shall not fall below one dollar sixty-five cents ($1.65) per share (the “Minimum Average Share Price”). The parties agree that if there is a Capital Adjustment prior to the Closing, the Minimum Average Share Price for purposes of this Section 6.2 shall be adjusted in accordance with Section 1.2 of this Agreement, and in such event, the Buyer’s obligations under this Agreement shall be subject to and conditioned upon the Closing Date Price not falling below the Minimum Average Share Price (as adjusted).
     6.3 AMEX Approval for Issuance of Arcadia Shares. Receipt of approval by Arcadia from the American Stock Exchange for the issuance of the Arcadia Shares.
     6.4 Sellers’ Performance.
     6.4.1 All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, individually and in the Aggregate, must have been duly and fully performed and complied with in all material respects.
     6.4.2 Each document, agreement, instrument or certificate required to be executed and/or delivered by Sellers shall have been duly executed and/or delivered, as applicable.
     6.5 Consents. Each of the Consents must have been obtained and must be in full force and effect.
     6.6 Additional Documents. Each of the following documents must have been delivered to Buyer:
     6.6.1 An opinion from each of Sellers’ legal counsel, dated as of the Closing Date, in the form of Exhibit 1.11.1(o);
     6.6.2 An opinion of counsel to the Company, dated as of the Closing Date in the form of Exhibit 1.11.1 (p); and
     6.6.3 Such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii)

evidencing the satisfaction of any condition referred to in this Article VI, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     6.7 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.
     6.8 No Claim Regarding Unit Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Units or any other voting, equity, or ownership interest in, any Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Units.
     6.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.
     6.10 Resignation of Directors and Officers. Buyer shall have received the resignations, effective as of the Closing, of each director and officer of each Acquired Company.
     6.11 Termination of Certain Contracts and Releases of Liability. The contracts described on Schedule 6.11 shall have been mutually terminated by the parties thereto and the Acquired Companies shall have received releases from any liability and obligations under such contracts.
     6.12 Closing on Sale of Assets to Lunds. The Company shall have closed on the sale of fifteen (15) retail pharmacies located within grocery stores owned and operated by Lunds and Byerly’s, Inc. to Lunds substantially in the form of the Asset Purchase Agreement attached hereto as Exhibit 6.12
     6.13 Amended and Restated Loan Agreement. ABDC and Company shall entered into the Amended and Restated Loan Agreement in the form of Exhibit 4.5 attached hereto.
     6.14 De Lage Landen Financial Services Lease Agreement. The existing Mater Lease Agreement (the “Lease Agreement”) by and between the Company and De Lage Landen Financial Services, Inc. dated September 29, 2005, shall have either been paid off in full by Lunds or Lunds shall have assumed in full all obligations of the Company under such Lease Agreement and De Lage Landen Financial Services shall have released the Company in full from any liability or obligations under such Lease Agreement.
     6.15 Release of Liens . The security interests and liens on the assets of the Acquired Companies held by the secured parties listed on Schedule 6.15 shall have been terminated on or before closing or Arcadia shall otherwise be satisfied based upon written confirmation from such secured parties that they will terminate such security interests immediately following the Closing.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATION OF
COMPANY AND THE SELLERS TO CLOSE
     All of the obligations of the Company and the Sellers under this Agreement, including, without limitation, Sellers’ obligation to sell the Units and to take the other actions required to be taken by Sellers at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by all of the Sellers, in whole or in part):
          7.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement, individually and in the aggregate, must be and remain accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          7.2 Buyer’s Performance.
        7.2.1 All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, individually and in the aggregate, must have been duly and fully performed and complied with in all material respects.
        7.2.2 Each document, agreement, instrument or certificate required to be executed and/or delivered by Buyer shall have been duly executed and/or delivered, as applicable.
          7.3 Additional Documents.
     7.3.1 An opinion from Buyer’s legal counsel, dated as of the Closing Date, in the form of Exhibit 1.11.2(b); and
     7.3.2 Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VII, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.
          7.4 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Units by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

          7.5 AMEX Approval for Issuance of Arcadia Shares. Receipt of approval by Arcadia from the American Stock Exchange for the issuance of the Arcadia Shares.
          7.6 De Lage Landen Financial Services Lease Agreement. The obligations of the Company and the Sellers, except for Lunds, under this Agreement are subject to the Lease Agreement, being paid off in full by Lunds or Lunds having assumed in full all obligations of the Company under such Lease Agreement and De Lage Landen Financial Services releasing AmerisourceBergen Corporation and AutoMed in full from any liability or obligations under such Lease Agreement and under the Recourse Agreement and any guaranty of AmerisourceBergen Corporation or AutoMed with respect to such Lease Agreement.
          7.7 Amended and Restated Loan Agreement. ABDC and Company shall have entered into the Amended and Restated Loan Agreement in the Form of Exhibit 4.5 attached hereto and the Guaranty and Security Agreement referenced therein shall have been delivered.
ARTICLE VIII
TERMINATION
          8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
     8.1.1 By either Buyer or Sellers if a Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured within twenty (20) days of written notice form the non Breaching Party or otherwise waived in writing;
     8.1.2 By (a) Buyer if any of the conditions in Article VI have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived in writing such condition on or before the Closing Date; or (b) Sellers, if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived in writing such condition on or before the Closing Date;
     8.1.3 By mutual written consent of Buyer and Sellers; or
     8.1.4 By either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations under this Agreement) on or before February ___, 2007 or such later date as the parties may agree upon.
          8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1, 11.2, 11.3 and 11.5 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE IX
INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS
     9.1 Survival; Right to Indemnification Not Affected by Knowledge. Except as otherwise provided in Sections 9.4 and 9.5 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificate delivered pursuant to Section 1.11.1, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in perpetuity and in full force and effect thereafter. Each representation, warranty, covenant and agreement of the Sellers contained in this Agreement is independent of each other representation, warranty, covenant and agreement.
     9.2 Indemnification and Payment of Damages by the Company and Sellers. Subject to Section 9.6 hereof, the Company and the Sellers, jointly and severally, will indemnify, defend and hold harmless Buyer, each Acquired Company and their respective representatives, stockholders, controlling Persons, and affiliates (collectively the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with:
     9.2.1 Any Breach of any representation or warranty made by Sellers in this Agreement, the Schedules, the supplements to the Schedules, or any other certificate or document delivered by Sellers pursuant to this Agreement;
     9.2.2 Any Breach of any covenant or obligation of Sellers or any Acquired Company in this Agreement, except for a Breach of Section 4.9 of this Agreement;
     9.2.3 Any Liability or claim for any Tax which relates to any period prior to or including the Closing Date and not reserved in the Interim Financial Statements or accrued from the operations of any Acquired Company in the Ordinary Course of Business since the date of the Interim Financial Statements and reflected in the books and records of such Acquired Company;
     9.2.4 Any Liability of any Acquired Company incurred or arising from any circumstances or events prior to or as of the Closing Date which is not reflected on the Interim Financial Statement, except for accounts payable and accrued expenses incurred from the operations of any Acquired Company in the Ordinary Course of Business since the date of the Interim Financial Statement and reflected in the books and records of such Acquired Company;
     9.2.5 Any Environmental, Health and Safety Liabilities, or other Liabilities in any way arising from or allegedly arising from (i) any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of any Acquired Company prior to the Closing, (ii) any Hazardous Material that was (a) present on or before the Closing on or at the Facilities, the Environment at the Facilities or any other property now or formerly owned, used or relating in any way to the operations or activities of an Acquired Company; or (b) Released or allegedly Released by Sellers, any Acquired

Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing. Buyer will be entitled to control any Cleanup and related Proceeding;
     9.2.6 Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions or any other transaction;
     9.2.7 Any Liability or claim for workers’ compensation benefits, health, life or other insurance benefits, or any other employee benefits or claims by or for any of the employees or Representatives of any Acquired Company arising from or relating to any occurrence during any period prior to or including the Closing Date, except to the extent fully covered and paid for by insurance;
     9.2.8 Any Liability or claim arising from the services, treatment, employment or termination of any employee, agent or Representative of any Acquired Company on or prior to the Closing Date;
     9.2.9 Any agreements, contracts, negotiations or other dealings by Sellers or any Acquired Company with any Person concerning the sale, transfer or reorganization of the stock, assets or business of any Acquired Company;
     9.2.10 Any Liability arising from any Breach, violation or noncompliance with any Legal Requirement prior to the Closing; and/or
     9.2.11 Any Liability, claim or Damages arising from any of the matters described on the following Disclosure Schedule 2.28.
     9.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold Sellers and Company harmless, and will pay to Sellers and Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any Liability or claim for any Tax arising from Buyer’s ownership or operation of the Acquired Companies which relates to any period after the Closing Date, or (d) any Liability of any Acquired Company incurred or arising from any circumstances or events occurring after the Closing Date. Notwithstanding the forgoing, except for the “Seller Exempt Damages” (as hereinafter defined), the Buyer shall not have any obligation to indemnify, defend and hold any Seller and other Indemnified Persons harmless from and against any Damages until the Sellers collectively have suffered Damages on a combined basis in excess of two hundred and fifty thousand ($250,000) Dollars (the “Seller Basket”), after which point the Buyer will be obligated to indemnify, defend and hold the Sellers harmless from and against all Damages in excess of the Seller Basket. For purposes of this Agreement, the “Seller Exempt Damages” shall mean Damages arising out of any intentional Breach or fraud by the Buyer. Except as otherwise provided herein, the maximum liability of the Buyer for indemnification under this Article IX shall be limited to three million five hundred thousand ($3,500,000.00) Dollar (the “Seller

Limitation”). The Seller Limitation, however shall not apply to any Seller Exempt Damages . In addition to the limitation stated above, the aggregate liability of the Buyers for indemnification under this Article IX shall not exceed $20,000,000, except for Seller Exempt Damages.
     9.4 Termination of Obligations of Company. Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties, covenants, agreements and obligations of the Company shall terminate at the Closing and shall thereafter be of no further force and effect. The Sellers hereby waive and release any present or future cause of action or claim against the Company and its Subsidiaries arising in any way out of this Agreement or any representations, warranties, covenants or obligations of the Company hereunder, whether for contribution, indemnity or otherwise.
     9.5 Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months thereafter, except for the representations and warranties contained in Sections 2.15 and 2.25 which shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations for governmental or other third party claims which would constitute a breach of such representations, and except for the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6 and 2.9, (“Exempt Provisions”) which shall survive the Closing and continue in full force and effect forever thereafter in perpetuity. All representations and warranties of the Buyer under this Agreement, shall survive the Closing and continue for a period of twenty-four (24) months thereafter.
     9.6 Buyer Indemnification Limitations. Except for the “Exempt Damages” (as hereinafter defined), the Sellers shall not have any obligation to indemnify, defend and hold the Buyer and other Indemnified Persons harmless from and against any Damages until the Buyer suffered Damages on a combined basis in excess of two hundred and fifty thousand ($250,000) Dollars (the “Basket”), after which point the Sellers will be jointly and severally obligated to indemnify, defend and hold the Buyer harmless from and against all Damages in excess of the Basket. For purposes of this Agreement, the “Exempt Damages” shall mean Damages arising out of (i) any intentional Breach or fraud by the Sellers, (ii) any Breach in any of the Exempt Provisions, and/or (iii) any Breach under Sections 4.1, 4.2, 4.5, or 4.7 hereof. Notwithstanding anything contained herein to the contrary, it is expressly agreed that the Buyer shall be indemnified from the first dollar of Damages which are Exempt Damages and the Exempt Damages shall not be subject to the Basket. Except as otherwise provided herein, the maximum liability of the Sellers for indemnification under this Article IX shall be limited to three million five hundred thousand ($3,500,000.00) Dollar (the “Limitation”). The Limitation, however shall not apply to any Exempt Damages other than Damages arising from a breach of Sections 4.1, 4.2 or 4.7. In addition to the Limitation stated above, the aggregate liability of the Sellers for indemnification under this Article IX shall not exceed $20,000,000, and the aggregate liability of any Seller shall not exceed such Seller’s pro rata portion of $20,000,000, determined by reference to Sellers’ ownership percentages in the Company as of the date of this Agreement, except a particular Seller shall be liable without limit for any intentional Breach or fraud by such Seller or the Breach of any of Sections 2.3, 2.4 or 2.5 of this Agreement as it relates or pertains to such particular Seller only.

     9.7 Claims. Seller and Buyer shall, in a timely manner, provide each other notice of (a) all third party actions, suits, proceedings, claims, demands and assessments subject to the indemnification provisions of this Article IX (collectively, “Third Party Claims”) brought at any time following the date hereof, and (b) all other claims or demands for indemnification pursuant to the provisions of this Article IX.
     9.8 Third Party Claims. A Party against whom a Third Party Claim is brought shall make available to the indemnifying party (at the cost of the indemnifying party) all relevant information material to the defense of such claim. The indemnifying party shall have the right to control the defense of all Third Party Claims with counsel of its choice. The indemnified party shall have the right to elect to join in the defense of any Third Party Claim at its sole expense, and no claim shall be settled or compromised without the consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.
     9.9 Other Claims. A party who asserts a claim for indemnification other than a Third Party Claim shall provide in the notice to the indemnifying parties the nature and the amount of the Damages asserted. If the indemnifying parties, within a period of fifteen (15) days after the giving of the indemnitee’s notice, shall not give written notice to the indemnitee announcing their intention to contest such assertion of the indemnitee, such assertion of the indemnitee shall be deemed accepted and the amount of the Damages shall be deemed established. If, however, the indemnifying parties contest the assertion of the Damages, within the 15-day period, the indemnitee shall have the right to bring suit to resolve the contested assertion. The indemnitee and the indemnifying parties may agree in writing, at any time, as to the existence and the amount of the Damages, and upon the execution of such agreement, such Damages shall be deemed established. Notwithstanding anything to the contrary contained in this Agreement, for purposes of satisfying Sellers’ indemnification obligations, if any indemnification claim is made against one or more of the Sellers, such Seller(s) shall have the option to satisfy such Seller’s obligations paying all or any portion of the claim by reconveying Arcadia Shares received hereunder. If a Seller opts to reconvey any Arcadia Shares, the reconveyed shares shall be valued as follows:
     9.9.1 For any reconveyance of shares prior to or on the Anniversary Date, each Arcadia Share shall have a value of $2.50.
     9.9.2 For any reconveyance of shares following the Anniversary Date, each Arcadia Share shall have a value equal to the average closing price per Arcadia share for each of the last ten (10) trading days prior to the date such shares are tendered for reconveyance.
     9.9.3 In addition to and notwithstanding any other provision of this Agreement, a Seller’s maximum liability for indemnification, other than for intentional Breach or Fraud by such Seller or the Breach by such Seller of any of Sections 2.3, 2.4 or 2.5 of this Agreement as it relates or pertains to such particular Seller only, shall be limited to the number of shares issued to such Seller as Closing Date Consideration, Anniversary Date Consideration and Earn-Out Consideration, that are then held by the Seller plus, if such Seller has sold any Arcadia Shares, the proceeds received by the Seller from such sale.

     9.10 Payments. Payment of any Damages by an indemnifying party to an Indemnified Person shall be made within 10 days of written notice of the claim or the resolution of any dispute as to such claim.
     9.11 Appointment of Sellers’ Committee. Each of Sellers hereby irrevocably constitutes and appoints Marvin R. Richardson, Von P. Martin (or a successor appointed by Lunds)and David Senior (or a successor appointed by ABDC) as the Sellers’ Committee. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any of Sellers. The Sellers’ Committee shall at all times be made up of a representative of the Executive Sellers, ABDC and Lunds
     9.12 Authority. Each of Sellers hereby irrevocably grants the Sellers’ Committee full power and authority:
     (a) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by the Sellers’ Committee, in its sole discretion, to be appropriate to consummate this Agreement;
     (b) to acknowledge receipt at the Closing of the Purchase Price for each Unit sold by such Seller at the Closing, in payment for such Units, and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement;
     (c) to (1) dispute or refrain from disputing, on behalf of such Seller, any claim made by Buyer under this Agreement; (2) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (3) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy
     (d) to waive, on behalf of such Seller, any closing condition contained in Article VII of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Sellers’ Committee, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
     (e) to enforce, on behalf of such Seller, any claim against Buyer arising under this Agreement;
     (f) to engage attorneys, accountants and agents at the expense of Sellers;
     (g) to retain a portion of the consideration payable hereunder as a fund for the payment of expenses payable by Sellers pursuant to the provisions hereof, adjustments to the consideration payable hereunder, and potential claims for indemnification by Buyer Indemnitees, and to invest such retained portion for the benefit of Sellers;

     (h) to amend this Agreement (other than this Article IX) or any of the instruments to be delivered to Buyer by such Seller pursuant to this Agreement; and
     (i) to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Sellers’ Committee deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.
     9.13 Reliance. Each Seller hereby agrees that:
     (a) in all matters in which action by the Sellers’ Committee is required or permitted, a majority of the members of the Sellers’ Committee is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers, among the members of the Sellers’ Committee, or between any Seller and the Sellers’ Committee, and Buyer shall be entitled to rely on any and all action taken by the Sellers’ Committee, or a majority of the members thereof, under this Agreement without any liability to, or obligation to inquire of, any of Sellers or the other members of the Sellers’ Committee, notwithstanding any knowledge on the part of Buyer of any such dispute or disagreement;
     (b) notice to any member of the Sellers’ Committee, delivered in the manner provided in Section 11.6, shall be deemed to be notice to all of the members of the Sellers’ Committee and to all Sellers for the purposes of this Agreement;
     (c) the power and authority of the Sellers’ Committee, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed;
     (d) a majority in interest of Sellers shall have the right, exercisable from time to time upon written notice delivered to the Sellers’ Committee and Buyer: (1) to remove any member or members of the Sellers’ Committee, with or without cause; (2) to appoint a Seller (or, in the case of a Seller which is a corporation, partnership, limited liability company or trust, an officer, manager, employee or partner of such Seller) to fill a vacancy caused by the death, resignation or removal of a member of the Sellers’ Committee; and (3) subject to Section 9.2(f), to expand the number of members of the Sellers’ Committee and to appoint Sellers (or officers, managers, employees or partners as aforesaid) to fill the vacancies created thereby;
     (e) if any member of the Sellers’ Committee resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant Section 9.2(d) within thirty (30) days, the Sellers’ Committee shall consist solely of the remaining members of the Sellers’ Committee. If, as a result of such resignation, removal or cessation, there are no remaining members of the Sellers’ Committee and no successor is appointed by a majority in interest of Sellers within thirty (30) days, then Buyer shall have the right to appoint a Seller to act as the sole member of the Sellers’ Committee, to serve as described in this Agreement; and
     (f) there shall at no time be more than three (3) members of the Sellers’ Committee.
          9.14 Indemnification of Sellers’ Committee. Each Seller shall severally indemnify each member of the Sellers’ Committee against any Damages (except such Damages as result from such member’s gross negligence or willful misconduct) that such member may suffer or incur in connection with any action or omission of such member as a member of the Sellers’ Committee. Each Seller shall bear its pro-rata portion of such Damages. No member of the Sellers’ Committee shall be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Sellers’ Committee pursuant to this Article IX, except for such member’s gross negligence or willful misconduct.
ARTICLE X
DEFINITIONS
     For purposes of this Agreement, the following terms have the following meanings:
          10.1 “Accounts Receivable” shall mean all of the Company’s and the Subsidiaries’ trade accounts receivable, notes receivable, negotiable instruments and chattel paper.
          10.2 “Acquired Companies” shall mean the Company and the Subsidiaries collectively.
          10.3 “Acquired Company” shall mean each one of the Acquired Companies.
          10.4 “Affiliate” shall mean with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person including in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses.
          10.5 “Agreement” shall mean this Agreement and all exhibits and Schedules referenced herein.
          10.6 “Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
          10.7 “Breach” shall mean a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement, any Schedule or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been (a) any inaccuracy in, failure or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, whether material or otherwise or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

          10.8 “Buyer” shall mean that entity identified as Buyer in the introductory section of this Agreement.
          10.9 “Buyer’s Advisors” shall have the meaning as set forth in Section 4.1 of this Agreement.
          10.10 “Buyer’s Closing Documents” shall have the meaning as set forth in Section 1.11.2 of this Agreement.
          10.11 “Closing” shall have the meaning as set forth in Section 1.10 of this Agreement.
          10.12 “Closing Date” shall mean the date and time as of which the Closing actually takes place.
          10.13 “Code” means the Internal Revenue Code of 1986, as amended.
          10.14 “Control, Controls and Controlled” means the ownership, directly or indirectly of 50.1% or more of the voting equity securities of a Person.
          10.15 “Company Assets” shall have the meaning as set forth in Section 2.9 of this Agreement.
          10.16 “Consent” or “Consents” shall mean any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization) of any Person (i) listed in Schedule 2.4, (ii) Schedule 3.2.2 or (iii) required to be obtained in order to consummate the Contemplated Transactions.
          10.17 “Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including, without limitation:
                    10.17.1 The sale of the Units by Sellers to Buyer;
                    10.17.2 The execution, delivery, and performance of the Noncompetition Agreements, the Sellers’ Release and the Employment Agreements;
                    10.17.3 The performance by Buyer and Sellers of their respective covenants and obligations under this Agreement;
                    10.17.4 Buyer’s acquisition and ownership of the Units and exercise of Control over each Acquired Company; and
                    10.17.5 Arcadia’s registration for resale of Arcadia Shares under the terms of the Registration Rights Agreement.
          10.18 “Contract” shall mean any agreement (or group of related agreements), contract, obligation, option, commitment, promise or understanding (whether written or oral and whether expressed or implied) (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or

Liability, (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound, or (d) which may relate to, establish or restrict any rights or obligations affecting the Units or any present or future securities of any Acquired Company.
          10.19 “Damages” shall mean all Liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, claims, damages (including incidental and consequential damages), costs, fees and expenses, diminutive in value, and any increase in insurance premiums or rates as a result of such Damages, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in defending any claims, whether or not involving a Third Party claim, but net of insurance proceeds received in reimbursement of any Damages.
          10.20 “Delinquent Accounts Receivable” shall have the meaning as set forth in Section 1.10 of this Agreement.
          10.21 “Employee Benefit Plan” shall mean any qualified and/or non-qualified fringe benefit, disability, health, medical, life insurance, supplemental compensation, incentive, wage continuation, retirement, pension, profit sharing, bonus, deferred compensation, stock ownership or other plan, trust, policy or arrangement involving any past, present or future employee, consultant, representative, or agent of any Acquired Company, including without limitation any plan, program or arrangement defined in or relevant to any provision of ERISA.
          10.22 “Encumbrance” shall mean any charge, claim, community property or dower interest, mortgage, equitable interest, lien, option, pledge, security interest, right of first refusal, contract, Liability or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. Encumbrances do not include (a) liens for taxes not yet due and payable, and (b) liens securing rental payments under capital lease arrangements,.
          10.23 “Environment” shall mean any soil, land surface or subsurface strata, surface waters (including, without limitation, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
          10.24 “Environmental, Health, and Safety Liabilities” shall mean any cost, damage, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including, without limitation, any costs, damage, financial responsibility, expenses, liabilities, obligations or other Liability for, arising out of or relating to:
               10.24.1 The presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage or release of any Hazardous Material;
               10.24.2 Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

               10.24.3 Fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial and inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
               10.24.4 Any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any applicable Environmental Law or any Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; and/or
               10.24.5 Any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or any Occupational Safety and Health Law.
     The terms “removal,” “remedial,” and “response action,” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).
          10.25 “Environmental Law” shall mean any Legal Requirement that governs, regulates, requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of Hazardous Materials, violations of permitted discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting natural resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants or oil; (g) cleaning up Hazardous Materials; (h) Hazardous Activities, Hazardous Materials, pollutants, petroleum products, oil or asbestos.
          10.26 “ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
          10.27 “Exempt Damages” shall have the same meaning as set forth in Section 9.6.
          10.28 “Exempt Provisions” shall have the same meaning as set forth in Section 9.5.
          10.29 “Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned, operated or managed by any Acquired Company and any buildings, plants, structures, or equipment currently or formerly owned, leased or operated by any Acquired Company.

          10.30 “Fiduciary” shall have the meaning as defined in ERISA §3(21).
          10.31 “Financial Statements” shall have the meaning set forth in Section 2.7.
          10.32 “GAAP” shall mean the United States generally accepted accounting principles, consistently applied.
          10.33 “Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
          10.34 “Governmental Body” shall mean any: (a) federal, state, local, municipal, foreign, or other government; or (b) governmental or quasi-governmental authority of any nature, including without limitation, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal;
          10.35 “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.
          10.36 “Hazardous Materials” shall mean any waste or other substance that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant pursuant to, any Environmental Law and shall include materials or equipment containing polychlorinated biphenyls or asbestos in any form but shall specifically exclude those substances that are used, stored, distributed, transported or handled by the Company and the Sellers in the Ordinary Course of Business.
          10.37 “Indebtedness” of the Acquired Companies means all Liabilities, and all interest, fees, prepayment penalties, cancellation charges and other costs and charges relating thereto, of the Acquired Companies, except for the Current Liabilities and intercompany payables, including without limitation, all Liabilities which (i) in accordance with GAAP should be classified upon a balance sheet as indebtedness; (ii) are for borrowed money or purchase money financing; (iii) are secured by any Lien or other charge upon any property or assets; (iv) are created or arise under any conditional sale or other title retention agreement with respect to any property; and/or (v) arise under any capitalized leases (as defined under GAAP).
          10.38 “Indemnified Persons” shall have the meaning as set forth in Section 9.2 of this Agreement.
          10.39 “Intellectual Property” shall include the following: (a) all trade names, registered and unregistered trademarks and service marks, including applications for registration of trademarks (collectively “Marks”); (b) all patents and patent applications including provisional applications (collectively “Patents”); (c) all copyrights in both published works and unpublished works (“Copyrights”); and (d) all trade secrets, and confidential information of any Person (including customer lists, software, technical information, inventions, discoveries, data, process technology, plans, drawings, and blue prints maintained as confidential by such Person) (collectively “Trade Secrets”).

          10.40 “Intellectual Property Assets” shall mean all Intellectual Property owned by the Acquired Companies.
          10.41 “Interim Financial Statements” shall have the meaning as set forth in Section 2.7 of this Agreement.
          10.42 “IRC” shall mean the Internal Revenue Code of 1986, as amended or any successor law, and all U. S. Treasury regulations and rulings issued by the IRS or any Governmental Authority pursuant to the Internal Revenue Code or any successor law.
          10.43 “IRS” shall mean the United States Internal Revenue Service or any successor agency, and the United States Department of the Treasury.
          10.44 “Knowledge” of any Person shall be deemed to include a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a reasonable Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served within the prior twelve (12) months, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.
          10.45 “Leased Property” shall have the meaning as set forth in Section 2.10.2 of this Agreement.
          10.46 “Legal Requirement” shall mean any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, operational memorandum, guidance documents, policy, charter, ordinance, rule, code, principle of common law, case, decision, regulation, statute, or treaty including, without limitation, Environmental Laws, Occupational Safety and Health Laws, Orders, ERISA and the IRC.
          10.47 “Liability” shall mean any liability or obligation whether known or unknown, foreseeable or unforeseeable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, whether or not required by GAAP to be reserved or provided for on a balance sheet.
          10.48 “Limitation” shall have the meaning set forth in Section 9.6 of this Agreement.
          10.49 “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, business or prospects of any Person which change (or effect), individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, business of such Person, provided that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Change (or Effect): (a) any adverse change, event, development, or effect arising from or relating to (1) changes in United States generally accepted accounting principles, (2) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (3) the taking of any action contemplated by this Agreement and any of the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect of the Business of Company and its Subsidiaries that is cured by Sellers before the earlier of (1) Closing Date, and (2) the date on which this Agreement is terminated pursuant to Section 8.1 hereof.
          10.50 “Occupational Safety and Health Law” shall mean any Legal Requirement which governs, regulates or relates to safety and health conditions or is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
          10.51 “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
          10.52 “Ordinary Course of Business” shall mean an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
          10.53 “Organizational Documents” shall mean, in the case of a corporation, the articles or certificates of incorporation and the bylaws, including any amendments thereto or restatements thereof, and all resolutions of the Board of Directors and stockholders of such corporation, and in the case of a limited liability company, the articles of organization or certificates of fact, including any amendments thereto or restatements thereof, and all resolutions of the Board of Managers, Board of Governors, unit holders or equity holders.
          10.54 “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
          10.55 Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or Person.
          10.56 “Purchase Price” shall have the meaning as set forth in the Section 1.2 of this Agreement.
          10.57 “Records” shall have the meaning as set forth in Section 2.8 of this Agreement.

          10.58 “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
          10.59 “Sale Transaction” shall mean any transaction or series of transactions involving the sale of the business or assets (other than sales of inventory in the Ordinary Course of Business) of any Acquired Company, or any of the Units or any equity interest or capital stock of any Acquired Company, or any merger, consolidation, joint venture, partnership, shares exchange, reorganization, business combination, or similar transaction involving any Acquired Company.
          10.60 “Seller” or “Sellers” shall mean those persons identified as Sellers in the introductory Section of this Agreement and shall mean each and every Seller.
          10.61 “Sellers’ Closing Documents” shall have the meaning as set forth in Section 1.11.1 of this Agreement.
          10.62 “Sellers’ Noncompetition Agreement” shall have the meaning as set forth in the Section 1.11.1(c) of this Agreement.
          10.63 “Sellers’ Releases”shall have the meaning as set forth in Section 1.11.1 of this Agreement.
          10.64 “Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company or other entity of which the Company owns, directly or indirectly, such number of outstanding shares, membership interests or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity, or which entitles the Company to more than 50% of the assets of such entity upon liquidation and dissolution. The term “Subsidiaries” means each such subsidiary taken together and includes all entities set forth in Section 2.6 of the Disclosure Schedule.
          10.65 “Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC §59(A)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or charge by a Governmental Body of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
          10.66 “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          10.67 “Threat of Release” shall mean a reasonable possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
          10.68 “Threatened” shall mean a claim, Proceeding, dispute, action, or other matter if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.
          10.69 “Units” shall have the meaning set forth in Recital B of this Agreement.
ARTICLE XI
GENERAL PROVISIONS
          11.1 Confidentiality. The Company and each of the Sellers will maintain and hold in confidence and not disclose any information concerning the business and affairs of each Acquired Company that is not already generally available to the public (“Confidential Information”), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its or his possession. In the event that the Company or any of the Sellers are requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the aforementioned parties is, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party shall use its/his Best Efforts to obtain, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.
          11.2 Obligations of Sellers. Notwithstanding anything contained in this Agreement to the contrary, all liabilities and obligations of the Sellers (or any Seller) arising under or in connection with any term or provision of this Agreement shall be deemed joint and several among all Sellers, whether or not the particular text or provision so indicates.
          11.3 Expenses. Except as otherwise expressly provided in this Agreement, the Company, the Sellers and the Buyer shall each bear their own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, but not limited to fees and expenses of agents, representatives, investment bankers, advisors, consultants, legal counsel, and accountants (collectively “Transaction Costs”). However, Buyer agrees that if the Contemplated Transactions do not close, Seventy-Five Thousand Dollars ($75,000) in Transactions Costs incurred by the Company for legal or accounting services will be paid for by the Buyer. If the Contemplated Transactions do close, the Company’s Transaction Costs will be paid post closing by the

Company but will be treated as a pre-closing expense for purposes of the EBITDA calculation and will have no impact on EBITDA for purposes of the Earn Out calculation.
          11.4 Schedules. The Schedules are numbered to correspond to the various sections of this Agreement relating to the representations and warranties contained in this Agreement and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein.
          11.5 Public Announcements. Any public announcement or similar publicity (excluding regulatory or governmental filings or other required public company filings) or with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Buyer shall provide Sellers with a copy of any proposed public announcement prior to the release of such public announcement. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, Sellers and each Acquired Company shall keep this Agreement strictly confidential and may not make any disclosure` of this Agreement to any Person, provided, however, that each of Lunds and ABDC shall be entitled to inform customers and vendors that they no longer have an ownership affiliation with the Acquired Companies. Sellers and Buyer will consult with each other concerning the means by which each Acquired Company’s employees, customers, and suppliers and others having dealings with each Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
          11.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) two (2) business days following the deposit of same in the U.S. mail, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:	PrairieStone Pharmacy, LLC
2800 Campus Drive Suite 30
Plymouth, Minnesota 55441
Attn: President
Fax No.(763) 746-7778

With a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street
Minneapolis, Minnesota 55402
Attn: Neil A. Weikart
Fax No. (612) 492-7077

Sellers:	Marvin R. Richardson
14888 Pondview Circle
Wayzata, Minnesota 55391

John J. Brady
7928 Preservation Drive,
Indianapolis, Indiana 46278

Lewis P. Zeidner
5400 Union Terrace Lane
Plymouth, Minnesota 55442

With a copy to:	Anthony Ostlund & Baer, PA
3600 Well Fargo center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Norman Baer
Fax No. (612) 349-6996

Sellers:	Lunds, Inc.
4100 West 50th Street
Edina, Minnesota 55424
Attn: President
Fax No (952) 915-2675

Lunds Rx, LLC
4100 West 50th Street
Edina, Minnesota 55424
Attn: President
Fax No (952) 915-2675

With a copy to:	Rider Bennett, LLP
33 South Sixth Street
Suite 4900
Minneapolis, Minnesota 55402
Attn: Gene H. Hennig
Fax No. (612) 337-7568

Seller:	AmerisourceBergen Drug Corporation
1300 Morris Drive
Chesterbrook, Pennsylvania 19087-5594
Attn: President
Fax No. (610) 727-3601

With a copies to:	Eckert Seamans Cherin & Mellott, LLC
Two Liberty Place
50 South 16th Street, 22nd Floor
Philadelphia, Pennsylvania 19102
Attn: Gary A. Miller

Fax No. (215) 851-8383

And

AmerisourceBergen Drug Corporation
1300 Morris Drive
Chesterbrook, Pennsylvania 19087-5594
Attn: General Counsel
Fax No. (610) 727-3612

Buyer:	Arcadia, Inc
405 5th Avenue South, Suite 6
Naples, Florida 34102
Attn: President and CEO
Fax No.: (239) 434-5858

With a copy to:	Kerr, Russell and Weber, PLC
500 Woodward Avenue, Suite 2500
Detroit, Michigan 48226
Attn: Patrick J. Haddad
Fax No. (313) 961-0388
     11.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
     11.8 Recoupment. Each Seller hereby agrees and acknowledges that in the event that any amount is or becomes due or payable by any Seller to the Buyer or any Acquired Company as Damages or otherwise, the Buyer shall have the option (but not obligation) to elect to reduce, on a dollar-for-dollar basis, any amount owed, due or payable to one or more Sellers under this Agreement including any unissued Arcadia Shares, Holdback Shares (prior to the release of any such Holdback Shares under Section 1.8.2 or Section 1.13 of this Agreement) Anniversary Date Consideration or Earn-Out Consideration, by any such amount, due or payable to Buyer or any Acquired Company. This elective right of setoff shall be cumulative and in addition to any and all additional remedies to which Buyer or any Acquired Company may be entitled at law or in equity.
     11.9 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.10 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right, unless done so in writing signed by the party asserting such claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.11 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement supersedes and terminates any provision in the Letter of Intent dated November 14, 2006 by and among the parties and the Company. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     11.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute of law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context expressly provides otherwise. The word “including” shall mean including without limitation. All words used in this Agreement will be construed to be of such gender or number as the circumstances may require. If any party has Breached any representation, warranty or covenant contained in this Agreement, the fact that such party may not have Breached another representation, warranty or covenant contained in this Agreement which also relates to the same or similar subject matter shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant (regardless of the relative levels of specificity among such various representations, warranties or covenants). In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.
     11.13 Assignments; Successors; No Third Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary, parent or Affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing contained in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) and those Persons expressly identified herein as receiving or obtaining rights or benefits hereunder, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

     11.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     11.15 Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.
     11.16 Time of Essence. Time is of the essence with regard to each party’s performance under this Agreement and all dates and time periods set forth or referred to in this Agreement.
     11.17 Governing Law. This Agreement will be governed by the internal laws of the State of Delaware without regard to conflicts of laws principles.
     11.18 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will in executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
     11.19 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile signature of any party shall be immediately binding upon such party and have the same legal effect as an original signature of such party.
     11.20 Attorney-Client Privilege. From and after the Closing, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Sellers, waive or fail to assert attorney-client privilege with respect to representation matters occurring prior to the Closing. No waiver of the attorney-client privilege is intended or effected by the Contemplated Transactions. Buyer agrees to preserve the attorney-client privilege of the Company existing as of the Closing and to notify Sellers of any demand, requirement or desire to disclose information protected by the attorney-client privilege as of the Closing (without making any disclosure of such information prior to having received Seller’s written consent). In addition, from and after the Closing, the attorney-client privilege with respect to all matters in any way relating to the negotiation and entering into this Agreement, which would otherwise run to the Company, shall run to and be controlled by the Sellers.
     11.21 Dispute Resolution.The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise Breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent Breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Court in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any Court other than a Court and the parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Contemplated Transactions in the Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. For purposes of this Section 11.21, “Court” shall mean (a) any state or Federal court located in the State of Michigan if Sellers or Company initiates a lawsuit or enforcement action against Buyer or Buyer’s Affiliates or (b) any state or Federal court located in the State of Minnesota if Buyer initiates a lawsuit or enforcement action against Sellers or the Company.
[Signatures appear on the following pages.]

[One of Two Signature pages to Limited Liability Company Ownership Interest Purchase Agreement.]
     The parties have executed and delivered this Agreement as of the date first written above.

BUYER:

Arcadia Resources, Inc., a Nevada Corporation

By:	/s/ John E. Elliott, II

Its:	Chairman and CEO

COMPANY:

PrairieStone Pharmacy, LLC, a Delaware
limited liability company

By:	/s/ Marvin R. Richardson

Its:	President and CEO

SELLERS:

AmerisourceBergen Drug Corporation,
a Delaware corporation,

By:	/s/ John G. Chou

Its:	Vice President and Secretary

Lunds, Inc., a Minnesota corporation,

By:	/s/ Russell T. Lund, III

Its:	Chairman and CEO

LFHI Rx, LLC, a Minnesota limited liability company,

By:	/s/ Russell T. Lund, III

Its:	President

[Two of Two Signature pages to Limited Liability Company Ownership Interest Purchase Agreement.]

/s/ Marvin R. Richardson

MARVIN R. RICHARDSON

/s/ John J. Brady

JOHN J. BRADY

/s/ Lewis P. Zeidner

LEWIS P. ZEIDNER

AutoMed:
AutoMed Technologies, Inc., as to Section 1.15 only.

By:	/s/ John G. Chou

Its:	Vice President and Secretary